THOMAS L. SANSONETTI
Assistant Attorney General
ROBERT D. MULLANEY
Trial Attorney
Environment and Natural Resources Division
United States Department of Justice
301 Howard St., Suite 1050
San Francisco, CA 94105
Telephone: (415) 744-6491

PAUL M. WARNER (Utah Bar No. 3389)
United States Attorney
JEANNETTE SWENT (Utah Bar No. 6043)
Assistant United States Attorney
District of Utah
185 South State St., Suite 400
Salt Lake City, UT 84111
Telephone: (801) 524-5682

Attorneys for Plaintiff United States of America

BRENT M. JOHNSON (Utah Bar No. 7558)
HOLLAND & HART, LLP
60 East South Temple, Suite 2000
Salt Lake City, Utah 84111
Telephone: (801) 595-7800

LARRY W. LINDEEN
Exxon Mobil Corporation
800 Bell Street
Houston, Texas 77002-7426
Telephone: (713) 656-3429

Attorneys for Defendant Mobil Exploration & Producing U.S., Inc.

IN THE UNITED STATES DISTRICT COURT
DISTRICT OF UTAH, CENTRAL DIVISION

UNITED STATES OF AMERICA, Plaintiff, v. MOBIL EXPLORATION & PRODUCING U.S. INC., Defendant.	CIV NO. 2:98-CV-00220-ST CONSENT DECREE

WHEREAS, Plaintiff United States of America, on behalf of the United States Environmental Protection Agency ("EPA"), has filed a Complaint against Mobil Exploration and Producing U.S. Inc. (hereinafter "Mobil" or "Defendant") alleging violations of the federal Clean Water Act (the "Act") at Mobil's McElmo Creek Unit and Ratherford Unit oil fields, located near Aneth, Utah, on the Navajo Nation;

WHEREAS, the United States alleges that: (1) Mobil discharged pollutants, including oil and produced water, into waters of the United States at its McElmo Creek Unit and Ratherford Unit oil fields in violation of the Act; (2) Mobil failed to adequately prepare and implement a Spill Prevention Control and Countermeasure Plan in violation of 40 C.F.R. Part 112; (3) Mobil failed to provide notification to EPA for a discharge event in violation of 40 C.F.R. § 112.4; and (4) Mobil failed to adequately prepare and implement a Facility Response Plan and drill/training program in violation of 40 C.F.R. §§ 112.20 and 112.21;

WHEREAS, this Consent Decree does not constitute an admission of either any facts or liability by Mobil;

WHEREAS, the parties have agreed that settlement of the civil judicial claims as alleged in the Complaint is in the public interest and that entry of this Consent Decree without further litigation is the most appropriate way to resolve this action;

THEREFORE, IT IS ORDERED, ADJUDGED, AND DECREED as follows:

I. JURISDICTION AND PARTIES BOUND 4

II. DEFINITIONS 5

4. Definitions.. 5

III. CIVIL PENALTY 7

IV. INJUNCTIVE RELIEF 8
7. MCU Injection Distribution System. 8
8. MCU and RU Injection Distribution System and Emergency Shutdown System. 8
9. Stuffing Box Leak Detectors 9
10. MCU and RU Flowlines 10
11. MCU and RU Production Transfer System Field Pressure Monitoring and Alarm System. 11
12. Emergency Pits 12
13. Spill Prevention Control and Countermeasure ("SPCC") Plan for MCU and RU. 13
14. Facility Response Plan ("FRP") for MCU and RU. 13
15. Preventative Maintenance and Testing Program for MCU and RU. 13
16. Root Cause Analysis 14
17. Employee Training 14
18. Compliance Audit for MCU and RU. 15
19. Submission of Quarterly Spill Reports and Spill Locations 16

V. SUPPLEMENTAL ENVIRONMENTAL PROJECT 17
23. SEP Completion Report 18

VI. COMPLIANCE REPORTING AND RECORD KEEPING 19
29. Mobil's Semiannual Report 19
30. Record Keeping 20

VII. STIPULATED PENALTIES 20
31. Late, Inaccurate, or Incomplete Notices or Reports 20
32. Late Payment of Civil Penalty 21

33. Other Injunctive Relief Requirements 21
34. Spills 21
35. SEP Compliance 22
36. Right of Entry 23

VIII. RIGHT OF ENTRY 24

IX. FORCE MAJEURE 25

X. DISPUTE RESOLUTION 26

XI. NOTIFICATION 27

XII. EFFECT OF SETTLEMENT/NON-WAIVER PROVISIONS 28

XIII. MISCELLANEOUS 30
60. Fees and Appeals 30
61. Integration and Modifications 31
62. Termination 31
63. Retention of Jurisdiction 31
64. Public Comment 31
65. Final Judgment 32

I. JURISDICTION AND PARTIES BOUND

1. This Court has jurisdiction over the subject matter of this action pursuant to 28 U.S.C. §§ 1331, 1345, and 1355, and 33 U.S.C. §§ 1319(b) and 1321(b)(7)(E). This Court

also has personal jurisdiction over Defendant. Venue is proper in this Court pursuant to 28 U.S.C. §§ 1391(b), (c) and 1395(a), and 33 U.S.C. §§ 1319(b) and 1321(b)(7)(E). Notice of the commencement of this action has been given to the State of Utah and to the Navajo Nation in accordance with 33 U.S.C. § 1319(b). Defendant consents to and shall not challenge entry of this Consent Decree or this Court's jurisdiction to enter, enforce, modify, or terminate this Consent Decree.

2. This Consent Decree shall apply to and be binding upon Defendant and its successors and assigns, and on the United States on behalf of EPA.

3. If Defendant transfers any ownership interest or right to operate the Facility, including but not limited to the sale, lease, or licensing of others to operate all or part of the Facility, Defendant shall give notice of this Consent Decree to any successor in interest prior to such transfer. Defendant shall send a copy of such written notification to EPA concurrently with such sale or transfer. Upon sale or transfer of such Facility, Defendant shall attach a copy of this Consent Decree to the agreement by which such Facility is sold or transferred and shall make performance of the obligations of Defendant under this Consent Decree an obligation of any purchaser or transferee. For 180 days after sale or transfer of such Facility, Mobil and its successor in interest shall be jointly and severally liable for obligations under this Consent Decree. Thereafter, Mobil shall either retain or be relieved of its obligations under the Consent Decree as provided in Appendix J.

II. DEFINITIONS

4. Definitions.

a. "Barrel" or "bbl" shall mean 42 gallons.

b. "Complaint" shall mean the complaint filed by the United States against Mobil in the United States District Court, District of Utah, as amended, and assigned as Civ. No. 2:98-CV-00220-ST.

c. "Consent Decree" shall mean this written agreement and all

appendices or exhibits attached hereto and any modifications of the agreement, appendices, or exhibits.

d. "Defendant" or "Mobil" shall mean Mobil Exploration and Producing U.S. Inc.

e. "DOJ" shall mean the United States Department of Justice.

f. "Effective Date" shall mean the date of entry of the Consent Decree by the Clerk of the United States District Court for the District of Utah.

g. "Eligible SEP Costs" shall mean money that Mobil spends to purchase equipment or to contract for services specified in Appendix I to this Consent Decree, or substantially similar equipment or services.

h. "EPA" shall mean the United States Environmental Protection Agency.

i. "FRP" shall mean Facility Response Plan as set forth in 40 C.F.R. §§ 112.20 and 112.21.

j. "McElmo Creek Unit" or "MCU" shall mean Mobil's McElmo Creek Unit crude oil production facility located near Aneth, Utah, on the Navajo Nation.

k. "Paragraph" shall mean a section of this Consent Decree marked with an Arabic numeral (i.e., 1, 2, 3, etc.), including all subsections of that Paragraph.

l. "Parties" shall mean the United States and Mobil.

m. "Plaintiff" shall mean the United States on behalf of EPA.

n. "Ratherford Unit" or "RU" shall mean Mobil's Ratherford Unit crude oil production facility located near Aneth, Utah, on the Navajo Nation.

o. "Specific Locational Information" shall mean coordinates of latitude and longitude, accurate to within five meters of the reported point's true location. "Specific Locational Information" shall include information relating to its associated method, accuracy, and description codes in accordance with EPA's Method Accuracy

Description, Version 6.1, November 7, 1994.

p. "SPCC" shall mean spill prevention control and countermeasures as set forth in 40 C.F.R. Part 112.

q. "Mobil's Semiannual Report" and "Semiannual Report" shall mean the semiannual report required by this Consent Decree that is identified in Section VI (Compliance Reporting and Record Keeping) of this Consent Decree.

r. "Mobil's Quarterly Spill Report" and "Quarterly Spill Report" shall mean the quarterly report required by Paragraph 19 (Submission of Quarterly Spill Reports and Spill Locations) of this Consent Decree.

III. CIVIL PENALTY

5. After the entry of this Consent Decree and within 10 days of the receipt of the Electronic Fund Transfer procedures described in Paragraph 6, Mobil shall pay to the United States a civil penalty of $515,000 plus interest at 1.38% per year from the date of January 23, 2003, through the date of payment.

6. Payments under this Consent Decree shall be made by Electronic Funds Transfer ("EFT") to the U.S. Treasury according to current United States EFT procedures. The United States shall provide a copy of current EFT procedures to Defendant pursuant to Section XI (Notification) of this Consent Decree. Concurrently with the electronic funds transfer, Defendant shall fax notice of payment to the person designated as "Point of Contact" on the EFT transfer instructions and shall send notice of payment to EPA and the United States Department of Justice ("DOJ") at the addresses listed in Section XI (Notification). The notice of payment shall identify: (1) the date and amount of money transferred; (2) the name and address of the transferring bank; (3) this case by name; (4) Case No. 98-CV-00220-ST (D. Utah); (5) USAO File Number 1997V00311; (6) DOJ #90-5-1-1-4457; (7) this Consent Decree (including date of entry); and (8) a description of the reason for the payment (including the Paragraph numbers of this Consent Decree that are most relevant to the payment).

IV. INJUNCTIVE RELIEF

7. MCU Injection Distribution System. Within 30 days of the Effective Date, Mobil shall certify that it has, by May 15, 1997, replaced all of the MCU injection lateral lines, which were formerly composed of fiberglass, with cement-lined or poly-lined carbon steel pipe. Mobil shall certify that it has replaced approximately 130,000 feet of such lines at MCU.

a. All of the replaced injection lateral lines shall be maintained in good working order, and the integrity of the cathodic protection system on these lines shall be evaluated on an annual basis.

b. For the purposes of Paragraph 29(e) (notification of completion) and Paragraph 62 (termination), Mobil's obligations under Paragraph 7 shall be deemed satisfied three years after the Effective Date, provided that Mobil has submitted its certification and completed its obligations under Paragraph 7.a.

8. MCU and RU Injection Distribution System and Emergency Shutdown System. Within 30 days of the Effective Date, Mobil shall certify the following: (1) it has installed and operates field pressure monitors on the MCU and RU injection distribution systems; (2) it has installed and operates monitoring, alarms, an automatic dial-out system, and an automated injection pump emergency shutdown ("ESD") system at its MCU and RU injection station facilities as described in Appendix A to the Consent Decree; (3) it has upgraded WAG skids at MCU with enhanced metallurgy to minimize corrosion; and (4) it has replaced flexible hoses at the RU injection wells with steel pipe to provide greater integrity.

a. Mobil shall respond to an ESD event at the injection station facilities at MCU or RU as soon as practicable (and within one hour if feasible) by identifying which set point has been violated, determining the actual problem in the field, and manually isolating the problem by closing the field isolation valves that are closest to the source of the leaks.

b. All of the equipment in Paragraph 8 shall be maintained in good working order and shall be inspected on a semiannual basis.

c. Mobil shall maintain logs for ESD events at the MCU and RU injection station facilities that result in a spill of at least one barrel of oil or at least five barrels of produced water. The logs shall include the date and time of the ESD activation, the portion of the system activated, the date and time of Mobil's response to the shutdown, a description of Mobil's response to the shutdown, an indication of the cause of the shutdown, and whether Mobil discovered a leak or spill. Mobil shall provide the logs to EPA upon request.

d. Mobil's Semiannual Report shall contain a description of all ESD events at the MCU and RU injection station facilities that result in a spill of at least one barrel of oil or at least five barrels of produced water, including the time and location of the event, the response time and manner of response, the cause of the event, and the resolution of the problem.

e. For the purposes of Paragraph 29(e) (notification of completion) and Paragraph 62 (termination), Mobil's obligations under Paragraph 8 shall be deemed satisfied three years after the Effective Date, provided that Mobil has submitted its certification and completed its obligations under Paragraph 8.a. and b.

9. Stuffing Box Leak Detectors. Within six months of the Effective Date, Mobil shall install and operate stuffing box leak detectors on all producing rod wells at MCU and RU listed in Appendix B. Mobil shall also install and operate stuffing box leak detectors on the following rod wells that are located within 1,000 feet of the high water mark of major drainages (e.g., MCU: San Juan River, McElmo Creek, Allen Canyon; RU: San Juan River, Sahgzie Creek, Desert Creek), which are identified as principal and secondary reach areas in Appendix H to this Consent Decree: (1) all new producing rod wells at MCU or RU, which are installed within three years after the Effective Date, and (2) all currently inactive rod wells, which are

brought into operation within three years after the Effective Date.

a. For the wells listed in Appendix B, stuffing box leak detectors required by this Paragraph shall be installed and operational within six months of the Effective Date. For each new well or currently inactive well covered by this Paragraph, stuffing box leak detectors required by this Paragraph shall be installed and operational at the time of the first operation of the new or currently inactive well.

b. All stuffing box leak detectors located at MCU and RU shall be maintained in good working order and inspected quarterly by Mobil personnel.

c. Mobil's Semiannual Report shall list all wells identified in Appendix B at which Mobil installed stuffing box leak detectors and the date of installation. The Semiannual Report shall also identify any new wells located within 1,000 feet of the ordinary high water mark of major drainages (identified as principal and secondary reach areas in Appendix H) that do not yet have operational stuffing box leak detectors.

d. For the purposes of Paragraph 29(e) (notification of completion) and Paragraph 62 (termination), Mobil's obligations under Paragraph 9 shall be deemed satisfied three years after the Effective Date, provided that Mobil has completed its obligations under Paragraph 9.a. and b.

10. MCU and RU Flowlines. Mobil shall certify that it has, within the past seven years, replaced existing flowlines with new pipes and currently operates 138,775 feet of new flowlines at MCU and 6,927 feet of new flowlines at RU.[1]

a. All flowlines replaced pursuant to this Paragraph shall be maintained in good working order, and the integrity of the cathodic protection system on these lines shall be evaluated on an annual basis.

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[1] The term "flowlines" refers to pipes leading from producing wells to a satellite or a tank battery.

b. For the purposes of Paragraph 29(e) (notification of completion) and Paragraph 62 (termination), Mobil's obligations under Paragraph 10 shall be deemed satisfied three years after the Effective Date, provided that Mobil has submitted its certification and completed its obligations under Paragraph 10.a.

11. MCU and RU Production Transfer System Field Pressure Monitoring and Alarm System. Within 30 days of the Effective Date, Mobil shall certify that it has installed and operates a pressure monitoring and alarm system at the MCU and RU production transfer systems, as described in Appendix C to this Consent Decree.

a. Mobil shall respond to an alarm event at the MCU or RU production transfer systems as soon as practicable (and within one hour if feasible) by identifying which set point has been violated, determining the actual problem in the field, and manually isolating the problem to the extent practicable.

b. All of the equipment in Paragraph 11 shall be maintained in good working order, and shall be inspected in accordance with the inspection schedule set forth in the SPCC Plan for MCU or RU.

c. Mobil shall maintain logs for alarm events at the MCU and RU production transfer systems that result in a spill of at least one barrel of oil or at least five barrels of produced water. The logs shall include the date and time the alarm system is activated, the portion of the system activated, the date and time of Mobil's response to the alarm, a description of Mobil's response to the alarm, an indication whether the alarm resulted in a shutdown, the cause of the shutdown, and whether Mobil discovered a leak or spill. Mobil shall provide the logs to EPA upon request.

d. Mobil's Semiannual Report shall contain a description of all alarm events in the applicable six-month period at the MCU and RU production transfer systems that result in a spill of at least one barrel of oil or at least five barrels of produced water, including the time and location of the event, the response time and

manner of response, the cause of the event, and the resolution of the problem.

c. For the purposes of Paragraph 29(e) (notification of completion) and Paragraph 62 (termination), Mobil's obligations under Paragraph 11 shall be deemed satisfied three years after the Effective Date, provided that Mobil has submitted its certification and completed its obligations under Paragraph 11.a. and b.

12. Emergency Pits. Mobil operates four emergency pits at MCU and RU, including the following locations: MCU Area 1, MCU Area 2, MCU Area 4, and MCU Area 6. Within 60 days of the Effective Date, Mobil shall certify that it operates the following equipment at all emergency pits at MCU and RU, and that the equipment is maintained in good repair: walls, liners, secondary berming, inlet flow sensor, remote communication equipment and alarms, and bird netting. Alternatively, in lieu of the certification for any one of the identified emergency pits, Mobil may, within 60 days of the Effective Date, submit to EPA for approval a plan to install and operate aboveground storage tanks that meet all applicable requirements, including, but not limited to, 40 C.F.R. Part 112. Within 60 days of the Effective Date, Mobil shall also certify that it has permanently closed the emergency pit at the RU Water Injection Station and replaced it with aboveground storage tanks that meet all applicable requirements, including, but not limited to, 40 C.F.R. Part 112. Mobil shall not construct any additional emergency pit at MCU or RU without installing an inlet flow sensor, remote communication equipment and alarms, bird netting, and a secondary means of containment adequate to contain the entire contents of the emergency pit plus sufficient freeboard to allow for precipitation. Mobil may install and operate additional aboveground storage tanks at MCU or RU provided that such tanks are installed and operated in accordance with all applicable requirements, including, but not limited to, 40 C.F.R. Part 112.

a. When an inlet flow sensor or alarm indicates that fluid is flowing into an emergency pit, Mobil shall respond to this event in accordance with the procedure set forth in Appendix D.

b. Mobil shall maintain all equipment required by this Paragraph in good working order, and shall inspect the equipment on a monthly basis.

c. Mobil's Semiannual Report shall identify any additional emergency pits constructed at MCU or RU and shall describe how each new emergency pit complies with the requirements of Paragraph 12.

d. For the purposes of Paragraph 29(e) (notification of completion) and Paragraph 62 (termination), Mobil's obligations under Paragraph 12 shall be deemed satisfied three years after the Effective Date, provided that Mobil has submitted its certification and completed its obligations under Paragraph 12.a. and b.

13. Spill Prevention Control and Countermeasure ("SPCC") Plan for MCU and RU. Within 30 days of the Effective Date, Mobil shall submit to EPA the revised SPCC Plan dated April 2001, and shall implement the measures set out in the SPCC Plan.

14. Facility Response Plan ("FRP") for MCU and RU. Mobil shall implement the measures set out in its FRP dated June 2001 within six months of the Effective Date.

15. Preventative Maintenance and Testing Program for MCU and RU. Within 30 days of the Effective Date, Mobil shall implement a preventative maintenance and testing ("PM") program that encompasses isolation valves, alarms, pressure monitoring, and shutdown systems for the MCU and RU producing wells, injection distribution system, and production transfer system. The PM program shall also include periodic integrity checks of injection lines, flowlines, stuffing box leak detectors, berms, and emergency pits. The PM program is described in more detail in Appendix E to this Consent Decree.

a. Within 60 days of the Effective Date, Mobil shall incorporate the PM program into a computerized system for maintenance, planning, scheduling, and execution of work activities, and shall include the PM program as part of the standard operating procedures for MCU and RU.

b. For a three-year period after the Effective Date, Mobil shall

provide information in its Semiannual Report summarizing work activities done under the PM program in the applicable six-month period.

c. For the purposes of Paragraph 29(e) (notification of completion) and Paragraph 62 (termination), Mobil's obligations under Paragraph 15 shall be deemed satisfied three years after the Effective Date, provided that Mobil has completed its obligations under Paragraph 15.a. and b.

16. Root Cause Analysis. For three years after the Effective Date, Mobil shall conduct a root cause analysis in accordance with the program described in Appendix F to evaluate the cause of: (1) any spill of oil and/or produced water into waters of the United States or adjoining shorelines; and (2) all spills of oil and/or produced water, regardless of location or spill path, greater than 10 barrels. Mobil shall take corrective actions to address the cause of such spills as soon as practicable after conducting a root cause analysis. Within 30 days of the Effective Date, Mobil shall incorporate this practice of root cause analysis into the standard operating procedures for MCU and RU.

a. Mobil's Semiannual Report shall include a copy of all Incident Reports prepared pursuant to Appendix F in the applicable six-month period as well as a description of the corrective actions taken by Mobil during that period in response to the Incident Reports.

b. For the purposes of Paragraph 29(e) (notification of completion) and Paragraph 62 (termination), Mobil's obligations under Paragraph 16 shall be deemed satisfied three years after the Effective Date, provided that Mobil has incorporated the practice of root cause analysis into the standard operating procedures for MCU and RU and completed its obligations under Paragraph 16.a.

17. Employee Training.

a. For each requirement in Paragraphs 7-16, Mobil shall ensure appropriate training of personnel. Such training shall occur within three months after each

system identified in each Paragraph becomes operational. Documentation of the content and attendance at each training shall be included in the Semiannual Report. All training developed pursuant to this Paragraph shall be included in each annual training described in Paragraph 17.b.

b. Each Mobil employee who works at the MCU or RU shall participate in annual training on the following topics: preventing spills of oil or produced water, SPCC and FRP requirements, responding to spills, and/or operating the equipment required by the Consent Decree. Mobil shall maintain copies of the training outlines and documents and logs of employee attendance and shall make these materials available to EPA upon request.

c. For the purposes of Paragraph 29(e) (notification of completion) and Paragraph 62 (termination), Mobil's obligations under Paragraph 17 shall be deemed satisfied three years after the Effective Date.

18. Compliance Audit for MCU and RU. Within nine months after the Effective Date, Mobil shall conduct an external audit of Clean Water Act compliance at MCU and RU in accordance with the provisions of Appendix G, using either an audit team from other Exxon Mobil work groups or third party contractors to conduct the audit. The purpose of this audit shall be to assess Mobil's compliance with the Clean Water Act, 33 U.S.C. §§ 1251-1387, together with all corresponding regulations.

a. Within one year of the Effective Date, Mobil shall prepare an Audit Assessment Report in accordance with Appendix G and submit it to EPA. The Audit Assessment Report shall describe in detail the pertinent results of the audit.

b. Within 60 days after the submission of the Audit Assessment Report to EPA, Mobil shall submit to EPA a Compliance Implementation Plan containing Mobil's plan for correcting each violation or potential violation noted in the Audit Assessment Report. The Compliance Implementation Plan shall include a schedule for the

steps necessary to remedy or prevent the violations. Any violation that poses an imminent threat to human health or the environment shall be corrected immediately. Other violations shall be corrected as soon as practicable after submission of the Audit Assessment Report. After Mobil has corrected all violations or potential violations noted in the Audit Assessment Report, Mobil shall submit a certification of completion to EPA.

c. For the purposes of Paragraph 29(e) (notification of completion) and Paragraph 62 (termination), Mobil's obligations under Paragraph 18 shall be deemed satisfied after Mobil complies with the applicable requirements of subparagraphs (a) and (b).

19. Submission of Quarterly Spill Reports and Spill Locations. Mobil's Quarterly Spill Report for MCU and RU shall include notice of: (i) each spill containing oil, produced water, or any other pollutant that reaches the areas indicated on Appendix H; and (ii) each spill containing at least one barrel of oil or at least five barrels of produced water. Such notice may be provided by submission of a completed "Report of Undesirable Event" form (either a copy of the form submitted to Bureau of Land Management, or, for spills not reported to BLM, following the same format). At a minimum, the Quarterly Spill Reports shall specify the date(s) of each spill, the volume and type of material spilled (e.g., 1 bbl oil, 3 bbl produced water), and a detailed description of Mobil's response to the spill. In addition, for each spill containing at least five barrels of oil or at least ten barrels of produced water, Mobil shall provide Specific Locational Information regarding: (i) the beginning of the spill; (ii) the location of any points of spilled fluid recovery; and (iii) the location of the ultimate end point(s) of the spill flowpath(s). Mobil shall also provide a map, diagram, or trace on an aerial photograph showing the beginning location, flow path, recovery points, ultimate extent of the spill, and distances traveled in relation to roads, geographic features, wells, pipes and other equipment in MCU or RU. Mobil's Quarterly Spill Reports shall also contain a separate listing of any spills that reach the areas indicated on Appendix H. This separate listing shall indicate: the date(s) of the spill, the type(s) of material

spilled, the volume of the spill in barrels for each material, the area that the spill reached on Appendix H, and the number of days that the spill flowed into the areas indicated on Appendix H. Mobil's Quarterly Spill Reports shall be submitted to EPA on or before the 30th day following the end of each calendar quarter (March 31, June 30, September 30, and December 31), and shall include reports of all spills in the applicable calendar quarter. For the purposes of Paragraph 29(e) (notification of completion) and Paragraph 62 (termination), Mobil is required to submit Quarterly Spill Reports for the three-year period after the Effective Date.[2]

V. SUPPLEMENTAL ENVIRONMENTAL PROJECT

20. In accordance with the provisions of Appendix I to this Consent Decree, which is attached hereto and incorporated into this Decree by reference, Mobil shall provide for the construction and implementation of the Aneth Waterline Extension Project as a Supplemental Environmental Project ("SEP"). The SEP is intended to provide an adequate supply of drinking water as well as sanitation facilities for local residents in the vicinity of Aneth, Utah, on the Navajo Nation.

21. Mobil is responsible for the satisfactory completion of the SEP in accordance with the provisions of Appendix I to this Decree. Mobil may use contractors and/or consultants in planning and implementing the SEP.

22. With regard to the SEP, Mobil certifies the truth and accuracy of each of the following:

a. That to the best of Mobil's knowledge, a reasonable and good faith estimate of the cost of the SEP is $327,000;

b. That, as of the date of this Decree, Mobil is not required to perform or develop the SEP by any federal, state, or local law or regulation, nor is Mobil required

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[2] For example, if the Effective Date were December 1, 2002, Mobil's first Quarterly Spill Report would be due on January 31, 2003, for the period December 1 to December 31, 2002; its last Quarterly Spill Report would be due on January 31, 2006, for the period October 1 through November 30, 2005.

to perform or develop the SEP by agreement, grant, or as injunctive relief awarded in any other action in any forum;

c. That Mobil has not received, and is not negotiating to receive, credit for the SEP in any other enforcement action; and

d. That Mobil will not receive any reimbursement for any portion of the SEP from any other person.

23. SEP Completion Report

a. Within thirty (30) days after Mobil concludes that the SEP has been fully implemented in accordance with the requirements of this Decree, Mobil shall submit a SEP Completion Report to the United States, in accordance with Section XI (Notification) of this Consent Decree. The SEP Completion Report shall contain the following information:

i. A detailed description of the SEP as implemented;

ii. A description of any problems encountered in completing the SEP and the solutions thereto;

iii. An itemized list of all Eligible SEP Costs and acceptable evidence of such costs;

iv. Certification that the SEP has been fully implemented pursuant to the provisions of this Decree; and

v. A description of the environmental and public health benefits resulting from implementation of the SEP.

24. For purposes of Paragraph 23.a.iii, "acceptable evidence" includes invoices, purchase orders, or other documentation that specifically identifies and itemizes the individual costs of the goods or services for which payment is made. Canceled drafts do not constitute acceptable evidence unless such drafts specifically identify and itemize the individual costs of the goods or services for which payment is made.

25. Mobil hereby agrees that any funds expended by Mobil in the performance of the SEP shall not be deductible for purposes of calculating federal and state taxes. Mobil, at the time of completion of the SEP, shall submit to the United States certification that any funds expended in the performance of the SEP pursuant to this Consent Decree have not been and will not be deducted for purposes of such taxes.

26. Within thirty (30) days after receipt of a SEP Completion Report (unless the United States notifies Defendant that additional time is required), the United States shall notify Mobil whether or not Mobil has satisfactorily completed the SEP. If Mobil's total Eligible SEP Costs are less than $327,000 in connection with the performance of the Aneth Waterline Extension Project described in Appendix I to this Consent Decree, or if the SEP has not been satisfactorily completed, stipulated penalties may be assessed under Section VII (Stipulated Penalties) of this Consent Decree. Disputes concerning the satisfactory completion of the SEP may be resolved under Section X (Dispute Resolution) of this Decree.

27. Each submission required under this Section shall be signed by an official with knowledge of the SEP and shall bear the certification language set forth in Paragraph 51 below.

28. Any public statement, oral or written, in print, film, or other media, made by Mobil making reference to the SEP under this Decree shall include the following language: "This project was undertaken in connection with the settlement of an enforcement action, United States v. Mobil Exploration and Producing U.S. Inc., taken on behalf of the U.S. Environmental Protection Agency under the Clean Water Act."

VI. COMPLIANCE REPORTING AND RECORD KEEPING

29. Mobil's Semiannual Report. On or before the 30th day following the end of each calendar half (June 30 and December 31), Mobil shall submit to EPA a Semiannual Report containing any information required by the Consent Decree to be reported to EPA. The Semiannual Report shall contain the following items:

a. Information required to be provided by Paragraphs 7 through 28 of this Consent Decree. Mobil shall provide separate descriptions for each of Paragraphs 7 through 28, and the descriptions shall be clearly labeled by the appropriate Paragraph Number of this Consent Decree.

b. Descriptions of any noncompliance with the requirements of this Consent Decree.

c. Any other information required to be reported to EPA by this Consent Decree.

d. Copies of any SPCC Plans or FRP that have been amended.

e. If Mobil believes that it has completed all of the requirements of a particular Paragraph numbered 7 through 20 of this Consent Decree, the Semiannual Report shall specifically certify that Mobil has completed all of the requirements of the particular Paragraph. Thereafter, Mobil need not include a description of the project in the Semiannual Report except to state that the project was completed and to reference the Semiannual Report in which the completion certification was provided.

30. Record Keeping. Mobil shall maintain at MCU or RU copies of all notices, reports, information, submissions, and records required by this Consent Decree until the termination of this Consent Decree. Mobil shall provide any of these documents to EPA upon request.

VII. STIPULATED PENALTIES

31. Late, Inaccurate, or Incomplete Notices or Reports: If Defendant fails to provide any notice, report, submission, or other documents required by this Consent Decree by the due date, Defendant shall pay a stipulated penalty of $2,000 per day for each day that the notice or report is late. When EPA notifies Defendant that a notice or report is inaccurate or incomplete, Defendant shall have 30 days from receipt of EPA's notification to provide an accurate and complete notice or report. If Defendant fails to submit the revised and corrected notice or report

to EPA within the 30-day period, Defendant shall pay a stipulated penalty of $2,000 per day for each day until a revised and corrected notice or report is submitted to EPA.

32. Late Payment of Civil Penalty: Defendant shall pay stipulated penalties of $5,000 per day for failure to timely pay the civil penalty required by Paragraph 5.

33. Other Injunctive Relief Requirements: For each failure to comply with any of the requirements of Paragraphs 7 through 19 (other than the notice and reporting requirements subject to Paragraph 31), Defendant shall pay a stipulated penalty for each day of each violation of the Consent Decree's requirements as follows:

Penalty per day, per violation	Number of days
$2,500	first through tenth
$5,000	eleventh through twentieth
$10,000	each day beyond twentieth

34. Spills: For each spill containing oil and/or produced water at MCU or RU, Mobil shall pay a stipulated penalty per day for each spill equal to the highest of the following four amounts:

a. For any spill of produced water that reaches the principal reach areas indicated on Appendix H, the stipulated penalty, based on the total volume of the spill, shall be:

Volume of spill (bbl)	Stipulated penalty
Greater than 999	$20,000
Between 250 and 999 (inclusive)	$10,000
Between 25 and 249 (inclusive)	$5,000
Less than 25	$2,500

b. For any spill that reaches the principal reach areas indicated on Appendix H, either (i) containing at least 10 barrels of oil, or (ii) in which oil is at least 10 percent of the spill's total volume, the stipulated penalty, based on the total volume of the spill, shall be $1,100 per barrel spilled.

c. For any spill of produced water that reaches the secondary reach areas indicated on Appendix H, the stipulated penalty, based on the total volume of the spill, shall be:

Volume of spill (bbl)	Stipulated penalty
Greater than 999	$10,000
Between 250 and 999 (inclusive)	$5,000
Between 25 and 249 (inclusive)	$2,500
Less than 25	$1,250

d. For any spill that reaches the secondary reach areas indicated on Appendix H, either (i) containing at least 10 barrels of oil, or (ii) in which oil is at least 10 percent of the spill's total volume, the stipulated penalty, based on the total volume of the spill, shall be $500 per barrel spilled.

e. For purposes of Paragraph 34.a and c, each day that a spill continues to flow into the areas indicated on Appendix H shall be considered a separate day of violation.

f. Mobil's obligation to pay stipulated penalties pursuant to this Paragraph shall apply only to any spill containing oil and/or produced water at MCU or RU that occurs in the three-year period after the Entry Date.

35. SEP Compliance: If Mobil's total Eligible SEP Costs are less than $327,000 in connection with the performance of the Aneth Waterline Extension Project described in Appendix I to this Consent Decree, or if the SEP has not been satisfactorily completed, Mobil shall be liable for stipulated penalties, as set forth below. If Mobil has halted or abandoned completion of the SEP, such penalties shall accrue from the date of abandonment or the date set for completion of the SEP, whichever is earlier.

a. If the SEP has been satisfactorily completed but Mobil's total Eligible SEP Costs for that SEP are less than $327,000, Mobil shall pay stipulated penalties at the rate of 100% for every one dollar that Mobil's total Eligible SEP Costs for that SEP are less than $327,000.

b. If a SEP has not been satisfactorily completed, Mobil shall pay stipulated

penalties at the rate of 150% for every one dollar that Mobil's total Eligible SEP Costs for that SEP are less than $327,000. However, to the extent that Mobil has made good faith and timely efforts to complete the project, Mobil shall pay stipulated penalties at the rate of 100% for every one dollar that Mobil's total Eligible SEP Costs for that SEP are less than $327,000. If a SEP is not satisfactorily completed but Mobil's total Eligible SEP Costs for that SEP are equal to or exceed $327,000, Mobil shall not be liable for any stipulated penalties for that SEP if Mobil has made good faith and timely efforts to complete the project and certifies with supporting documentation, no later than the date that Mobil is required to submit a SEP Completion Report for that project, that it has spent at least $327,000. If Mobil does not provide the certification and documentation required by this subparagraph, or if the documentation provided does not support Mobil's certification, Mobil shall be deemed to be in violation of this Consent Decree and shall pay stipulated penalties of $25,000. For the Aneth Waterline Extension Project described in Appendix I to this Consent Decree, Mobil shall be deemed to have made good faith and timely efforts to complete the project if Mobil complies with its specific obligations set forth in Paragraphs 20, 22 through 25, 27, 28, and Appendix I to this Consent Decree.

c. If Mobil fails to: (i) transfer $327,000 to the Indian Health Service within 30 days after the Effective Date as required by Appendix I to this Consent Decree; or (ii) timely submit a SEP Completion Report under Paragraph 23, Mobil shall pay stipulated penalties as follows:

Penalty per Violation Per Day	Period of Noncompliance
$100	1st through 14th day
$250	15th through 30th day
$500	31st day and beyond

36. Right of Entry: Defendant shall pay stipulated penalties of $5,000 per day for failure to comply with the right of entry granted by Section VIII of this Consent Decree.

37. Except for stipulated penalties for spills covered by Paragraph 34 or for

SEP compliance covered by Paragraph 35.a. and b, all stipulated penalties shall begin to accrue on the day after the complete performance is due or the day that a violation occurs, and shall continue to accrue through the final day of the correction of the noncompliance or completion of the activity. Any stipulated penalty accruing pursuant to this Consent Decree shall be payable upon demand and due not later than 30 days from EPA's written demand. Stipulated penalties shall be paid in the same manner as set forth in Paragraph 6. The transmittal letter accompanying a payment of stipulated penalties shall provide the same information as the notice of payment under Paragraph 6.

38. If Defendant fails to pay stipulated penalties owed pursuant to this Consent Decree within 30 days of EPA's written demand, it shall pay interest on the late payment for each day of late payment after the initial 30-day time period. The rate of interest shall be the most recent interest rate determined pursuant to 28 U.S.C. § 1961. If Defendant disputes its obligation to pay part or all of a stipulated penalty, it shall initiate the dispute resolution procedures under Section X (Dispute Resolution). If Defendant invokes dispute resolution, Defendant shall pay to the United States any amount that it does not dispute.

39. Payment of stipulated penalties for a violation of this Consent Decree shall not preclude the United States from seeking additional monetary penalties or other relief for the violations giving rise to the stipulated penalties. The United States reserves its right to pursue any or all relief for any or all violations directly, either administratively or judicially, and outside the provisions of this Consent Decree. Where a violation of this Consent Decree is also a violation of the Clean Water Act, Defendant shall be allowed a credit, for any stipulated penalties paid, against any statutory penalties imposed for such violation.

VIII. RIGHT OF ENTRY

40. EPA and its contractors, consultants, and agents shall have authority to enter the Facility at all reasonable times, upon proper presentation of credentials. This provision in no way limits or otherwise affects any right of entry held by EPA pursuant to applicable federal,

state, or local laws, regulations, or permits.

IX. FORCE MAJEURE

41. Defendant shall satisfy the requirements of Paragraphs 7 through 30 except to the extent, and for the period of time, that such performance is prevented or delayed by events that constitute a force majeure.

42. For the purposes of this Consent Decree, a force majeure is defined as any event arising from causes beyond the control of Defendant, its contractors, or any entity controlled by Defendant that delays or prevents the performance of any obligation under this Consent Decree despite Defendant's best efforts to fulfill the obligation. "Best efforts" include anticipating any potential force majeure event and addressing the effects of any such event (a) as it is occurring and (b) after it has occurred, such that the delay is minimized to the extent possible. "Force Majeure" does not include Defendant's financial inability to perform any obligation under this Consent Decree.

43. In the event of a force majeure, the time for performance of the activity delayed by the force majeure shall be extended for the time period of the delay attributable to the force majeure. The time for performance of any activity dependent on the delayed activity shall be similarly extended, except to the extent that the dependent activity can be reasonably implemented in a shorter time. EPA shall determine whether dependent activities will be delayed by the force majeure and whether the time period should be extended for performance of such activities. Defendant shall adopt all reasonable measures to avoid or minimize any delay caused by a force majeure.

44. When an event occurs or has occurred that may delay or prevent the performance of any obligation under this Consent Decree and that Defendant believes is a force majeure, Defendant shall notify by telephone, (415) 972-3505, the Chief, Clean Water Act Compliance Office, EPA, Region 9, within 72 hours of Defendant's knowledge of such event. Telephone notification shall be followed by written notification, made within seven (7) working

days of Defendant's knowledge of the event. The written notification shall fully describe: the event that may delay or prevent performance; reasons for the delay; the reasons the delay is beyond the reasonable control of Defendant; the anticipated duration of the delay; actions taken or to be taken to prevent or minimize the delay; a schedule for implementation of any measures to be taken to mitigate the effect of the delay; and the time needed to implement any dependent activities.

45. Defendant's failure to comply with the force majeure notice requirements provided in Paragraph 44 for any delay in performance will be deemed an automatic forfeiture of its right to assert that the delay was caused by a force majeure unless such failure to provide notice was caused by a force majeure.

46. Within seven (7) working days after receiving notice from Defendant of a force majeure, EPA shall provide written notification to Defendant stating whether Defendant's request for a delay is justified. EPA's failure to respond to a request for a delay shall be deemed a denial of that request. If Defendant disagrees with EPA's determination, it may initiate dispute resolution procedures pursuant to Section X (Dispute Resolution).

X. DISPUTE RESOLUTION

47. If Defendant disputes any determination made by EPA under this Consent Decree related to (1) a request by EPA for stipulated penalties, (2) EPA's determination pursuant to Paragraph 26, (3) EPA's determination related to force majeure, or (4) the termination of the Consent Decree under Paragraph 62, it shall send a written notice to EPA and DOJ outlining the nature of the dispute and requesting informal negotiations to resolve the dispute. Such period of informal negotiations shall not extend beyond 10 working days from the date when the notice was sent unless the parties agree otherwise.

48. If the informal negotiations are unsuccessful, the determination of EPA shall control, unless Defendant files a motion with this Court for dispute resolution. Any such motion must be filed within 30 days after receipt by Defendant of a notice in writing terminating

informal negotiations, and such motion must be concurrently sent to DOJ and EPA in accordance with Section XI (Notification) of this Consent Decree. The United States shall then have 30 days to respond to Defendant's motion. The Court's decision in any such dispute resolution proceeding shall be based on the administrative record. Defendant shall bear the burden of proving that: (i) in disputes regarding EPA's request for stipulated penalties under Section VII (Stipulated Penalties), Defendant did not violate the terms and conditions of this Consent Decree; (ii) in disputes regarding EPA's determination under Paragraph 26, Defendant has satisfied all of its obligations under Section V; and (iii) in disputes regarding Section IX (Force Majeure), the delay was caused by circumstances beyond the reasonable control of Defendant, its contractors, and agents, all reasonable measures were taken to avoid or minimize delay, and the duration of the delay was reasonable under the circumstances; and (iv) in disputes regarding termination of the Consent Decree under Paragraph 62, Defendant has satisfied all of its obligations under this Consent Decree. The Court shall uphold EPA's determination unless Defendant proves that the determination is arbitrary, capricious, or otherwise not in accordance with law.

49. A timely motion by Defendant will not toll the accrual of stipulated penalties under this Consent Decree for any ongoing noncompliance with respect to the disputed matter.

XI. NOTIFICATION

50. Except as otherwise specifically stated, all notices and submissions from Defendant to EPA required by this Consent Decree shall be sent by certified mail, express mail, or similar overnight mail delivery service with return receipt requested and addressed to:

Chief, Clean Water Act Compliance Office (WTR-7)
U.S. Environmental Protection Agency, Region 9
75 Hawthorne Street
San Francisco, CA 94105

All notices and reports submitted to EPA or DOJ shall refer to this Consent Decree and the date of entry of the Consent Decree, and shall cite the case name of United States v. Mobil

Exploration and Producing U.S. Inc., the case number 2:98-CV-00220-ST (D. Utah), and DOJ #90-5-1-1-4457.

51. All submissions made pursuant to this Consent Decree shall be signed and affirmed by a responsible official of the Defendant using the following certification statement:

> I certify under penalty of law that I have examined and am familiar with the information submitted in this document and all attachments and that this document and its attachments were prepared either by me personally or under my direction or supervision in a manner designed to ensure that qualified and knowledgeable personnel properly gathered and presented the information contained therein. I further certify, based on my personal knowledge or on my inquiry of those individuals immediately responsible for obtaining the information, that the information is true, accurate, and complete. I am aware that there are significant penalties for submitting false information, including the possibility of fines and imprisonment for knowing and willful submission of a materially false statement.

52. Notice as required by this Consent Decree shall be submitted to:

U.S. Department of Justice:

Chief, Environmental Enforcement Section
U.S. Department of Justice
Attn: DOJ #90-5-1-1-4457 (Mullaney)
301 Howard St., Suite 1050
San Francisco, CA 94105

Mobil Exploration and Producing U.S. Inc.:

Vice President
Mobil Exploration and Producing U.S., Inc.
396 West Greens Road
Houston, Texas 77067

53. All submissions made pursuant to this Consent Decree shall be deemed submitted on the date postmarked.

XII. EFFECT OF SETTLEMENT/NON-WAIVER PROVISIONS

54. Neither by entering into this Consent Decree nor by taking any action in accordance with it (including paying the civil penalty required by this Consent Decree) shall Defendant be deemed to have admitted any liability for any purpose or any responsibility for, or wrongdoing relating to, the matters specifically alleged in the Complaint, or to have admitted

any issues of law or fact related to or arising from the matters specifically alleged in the Complaint, except as set forth in Section I (Jurisdiction). It is the intent of the parties to this Consent Decree that neither the terms and conditions of this Consent Decree nor any act of performance by Defendant shall be (i) admissible in any proceeding for the purpose of imputing, implying, or otherwise raising an inference of wrongdoing by Defendant or (ii) used against Defendant as collateral estoppel in any other proceeding with any third party not a signatory to this Consent Decree.

55. With the exception of Mobil's spill at P-20 in January 2001, entry of this Consent Decree and compliance with the requirements herein resolve the civil claims of the United States against Mobil Exploration and Producing U.S. Inc., Exxon Mobil Corporation, ExxonMobil Oil Corporation, Mobil Exploration and Production North America, and Mobil Producing Texas and New Mexico Inc., for the violations alleged in the Complaint filed in this action, and for those spills listed in Appendix K, up to the date on which this Decree is lodged. This Consent Decree shall not be construed to prevent or limit the rights of the United States to obtain penalties or injunctive relief under the Act, or under other federal or state laws, regulations, or permit conditions, relating to Defendant's spill at P-20 in January 2001. This Consent Decree resolves only those matters specifically alleged in the Complaint filed in this action, and those spills listed in Appendix K, up to the date of lodging of the Decree.

56. Except as specifically provided herein, the United States does not waive any rights or remedies available to it for violation by Defendant of federal or state laws or regulations. This Consent Decree shall in no way affect the United States' ability to bring future actions for any matters either not specifically alleged in the Complaint filed in this action, or not listed in Appendix K, up to the date of lodging of the Consent Decree. Nothing in this Consent Decree is intended to nor shall be construed to operate in any way to resolve any criminal liability of Defendant.

57. Nothing in this Consent Decree shall affect the United States' jurisdiction

over "waters of the United States" under the Clean Water Act. The United States specifically reserves its rights to assert jurisdiction over waters of the United States at locations including, but not limited to, those specified in Appendix H. Defendant shall not assert or maintain that this Consent Decree constitutes a waiver by the United States of its rights to assert jurisdiction over waters of the United States. Defendant shall not assert or maintain that this Consent Decree constitutes a determination by the United States as to the extent of its jurisdiction over waters of the United States. Nothing in this Consent Decree shall constitute an admission by Mobil regarding the extent to which waters of the United States may occur within or around MCU or RU. Mobil specifically reserves its right to assert that certain locations are not waters of the United States, including, but not limited to, those specified in Appendix H. The United States shall not assert or maintain that this Consent Decree constitutes a waiver by Mobil of Mobil's right to assert that locations within and around MCU or RU are not waters of the United States. The United States shall not assert or maintain that this Consent Decree constitutes an acknowledgment by Mobil as to the extent of the United States' jurisdiction over waters of the United States.

58. This Consent Decree in no way affects Defendant's responsibilities to comply with all federal, state, or local laws, regulations or permits. This Consent Decree is not, and shall not be construed as, a permit or a modification of a permit. Nothing in this Consent Decree shall diminish EPA's ability to request information from Defendant under applicable laws or regulations.

59. This Consent Decree does not limit or affect the rights of the Plaintiff or Defendant against any third parties (parties not specifically part of this Decree), nor does it limit the rights of such third parties against Defendant. This Consent Decree shall not be construed to create any rights in, or grant any cause of action to, any person not a party to this Consent Decree.

XIII. MISCELLANEOUS

60. Fees and Appeals. Each party shall bear its own costs and attorney's fees in

this action. Each party agrees not to file an appeal in this case.

61. Integration and Modifications. This Consent Decree (including its attachments) contains the entire agreement between the Parties. The reporting requirements of this Consent Decree may be modified only if such modifications are made in writing and approved by all Parties. In all other respects, this Consent Decree may not be enlarged, modified, or altered unless such modifications are made in writing and approved by all Parties and the Court.

62. Termination. This Consent Decree shall terminate after Defendant satisfies all of its obligations under this Consent Decree and obtained EPA's consent to termination according to the following procedure: Defendant shall provide EPA notice within one month after satisfying all of its obligations under this Consent Decree. The notice required by this Paragraph shall specifically state that Defendant has satisfied all obligations of the Consent Decree, shall identify those obligations and provide evidence that the obligations have been satisfied, shall state that Defendant believes the Consent Decree can be terminated, and shall refer to this Paragraph. After receiving notice from Defendant, EPA shall provide Defendant with written notification that indicates either: (i) the Consent Decree is terminated, or (ii) EPA has determined that the Consent Decree should not be terminated. If EPA fails to provide written notice that the Consent Decree is terminated within one month after receiving written notice from Defendant or if EPA determines that the Consent Decree should not be terminated, Defendant may initiate dispute resolution procedures pursuant to Section X (Dispute Resolution).

63. Retention of Jurisdiction. The Court shall retain jurisdiction to resolve any disputes that arise under this Consent Decree, including any disputes pending at the time the Consent Decree is terminated.

64. Public Comment. Defendant agrees and acknowledges that final approval of this Consent Decree by the United States and entry of this Consent Decree is subject to the requirements of 28 C.F.R. § 50.7, which provides for notice of the lodging of this Decree in the

Federal Register, opportunity for public comment for at least 30 days, and consideration by the United States of any comments prior to entry of the Consent Decree by the Court. The United States reserves its right to withdraw its consent to this Consent Decree based on comments received during the public notice period. Defendant consents to entry of this Consent Decree without further notice.

65. Final Judgment. Upon entry by this Court, this Consent Decree shall constitute a final judgment for purposes of Fed. R. Civ. P. 54 and 58.

ORDER

IT IS SO ORDERED, this _____ day of _______________, 2004.

____
United States District Judge

For the Plaintiff United States of America:

THOMAS L. SANSONETTI
Assistant Attorney General
Environment and Natural Resources Division
United States Department of Justice

Dated:________________ By: ________________________

W. BENJAMIN FISHEROW
Deputy Chief
Environmental Enforcement Section
Environment & Natural Resources Division
United States Department of Justice

Dated:________________ ________________________

ROBERT D. MULLANEY
Trial Attorney
Environmental Enforcement Section
United States Department of Justice
301 Howard Street, Suite 1050
San Francisco, CA 94105
Telephone: (415) 744-6491

PAUL M. WARNER
United States Attorney
JEANNETTE SWENT
Assistant United States Attorney
District of Utah
185 South State St., Suite 400
Salt Lake City, UT 84111

Dated:______________

____
THOMAS V. SKINNER
Acting Assistant Administrator for Enforcement
and Compliance Assurance
U.S. Environmental Protection Agency
Washington, D.C.

Dated:_______________

____
WAYNE NASTRI
Regional Administrator
U.S. Environmental Protection
Agency, Region 9
San Francisco, CA

OF COUNSEL:

LAURIE KERMISH
Assistant Regional Counsel
U.S. Environmental Protection
Agency, Region 9
75 Hawthorne Street
San Francisco, CA 94105

For Defendant Mobil Exploration and Producing U.S., Inc.:

Dated: 6/11/04

JOHN P. CHAPLIN
Vice President
Mobil Exploration and Producing U.S., Inc.
396 West Greens Road
Houston, Texas 77067

Dated: 6/15/04

LARRY W. LINDEN
ExxonMobil Corporation
800 Bell Street
Houston, Texas 77002-7426

Attorneys for Defendant

Appendices

A. Injection Distribution System - Emergency Shutdown Systems
B. Stuffing Box Leak Detectors
C. Production Transfer System
D. Emergency Pits
E. Preventative Maintenance and Testing Program
F. Root Cause Analysis
G. Compliance Audit
H. Principal and Secondary Reach Areas
I. Supplemental Environmental Project
J. Consent Decree Obligations after Sale or Transfer of Facility
K. List of Post-Complaint Spills

APPENDIX A

Emergency Shutdown Systems at the McElmo Creek Unit and Ratherford Unit Water Station Facilities

The McElmo Creek Unit ("MCU") and Ratherford Unit ("RU") Emergency Shutdown Systems ("ESDs") are similar in their operation.

1. The ESDs can be activated automatically or manually if there is a safety, mechanical, or environmental concern.

2. ESDs shall activate automatically if sensors located on the suction and discharge side of the injection pump sense high or low pressure or high or low flow rates. Lateral injection line leak detection sensors are located at MCU F-11, I-18, I-23, R-09, and R-11A, and at RU 6-14, 7-23, 7-34, 19-21, and 19-23. These sensors shall automatically shut down the water injection pumps in the event of high or low pressure on the injection lines.

3. Activation of ESDs shall shut down injection pumps and close the suction and discharge valves on injection pumps.

4. When an ESD is automatically activated, the system shall transmit an alarm signal to the answering service and auto dialer that will page designated employees. The answering service shall also notify the operator on duty via company radio to ensure that the alarm has been received.

5. The operator must call into the system, which will communicate that an alarm has been activated and the location of the alarm site. The operator must enter a password to acknowledge the alarm and shall proceed to the alarm site.

6. If the operator on duty does not acknowledge the alarm from the system, the auto dialer shall continually page designated employees and supervisors until the alarm is acknowledged. The answering service shall also start calling other employees on duty or off duty until the alarm is acknowledged. Mobil shall furnish a contact list to the answering service containing current contact information, including employees' home phone numbers and pager numbers.

7. The operator and/or other field personnel shall identify which set point has been violated.

8. If a spill has been identified and located, the operator or other field personnel shall isolate the spill by manually closing isolation valves. Field personnel shall inform the supervisor of the situation and implement a spill response.

9. Mobil shall ensure that MCU and RU are staffed at all times and shall respond to an ESD alarm as soon as practicable (and within one hour if feasible).

APPENDIX C

Pressure Monitoring and Alarms at McElmo Creek Unit (MCU) and Ratherford Unit (RU) Production Transfer Systems

1. A high-pressure sensor automatically shuts down the production transfer pump, which is located on the composite vessel skid. Fluid continues to enter the vessel until a high level composite switch automatically activates a divert valve, which bypasses the vessel and redirects the flow back into the production transfer line. High pressures on production transfer lines will automatically trip a high-pressure switch on wells, which shuts down the wells. The system shall transmit an alarm signal to the answering service and auto dialer whenever the following set points have been violated: high tank level, communication failure, power failure, divert valve activation, and low air pressure on controllers.

2. When a set point is violated, the system shall transmit an alarm signal to the answering service and auto dialer that will page designated employees. The answering service shall also notify the operator on duty via company radio to ensure that the alarm has been received.

3. The operator must call into the system, which will communicate that an alarm has been activated and the location of the alarm site. The operator must enter a password to acknowledge the alarm and shall proceed to the alarm site.

4. If the operator on duty does not acknowledge the alarm from the system, the auto dialer shall continually page designated employees and supervisors until the alarm is acknowledged. The answering service shall also start calling other employees on duty or off duty until the alarm is acknowledged. Mobil shall furnish a contact list to the answering service containing current contact information, including employees' home phone numbers and pager numbers.

5. The operator and/or other field personnel shall identify which set point has been violated.

6. If a spill has been identified and located, the operator or other field personnel shall isolate the spill by manually closing isolation valves. Field personnel shall inform the supervisor of the situation and implement a spill response.

7. Mobil shall ensure that MCU and RU are staffed at all times and shall respond to an alarm as soon as practicable (and within one hour if feasible).

APPENDIX D

Alarm Systems at Emergency Pits

When an inlet flow sensor or alarm indicates that fluid is flowing into an emergency pit, Mobil shall respond to this event as follows:

1. Inlet flows to emergency pits shall be piped so that the fluid coming into a pit is routed to a one-gallon welded bucket equipped with a level switch. When the level switch is tripped, the system shall be activated and transmit an alarm signal to the answering service and auto dialer that will page designated employees. The answering service shall notify the operator on duty via company radio to ensure that the alarm has been received.

2. The operator must call into the system, which will communicate that an alarm has been activated and the location of the alarm site. The operator must enter a password to acknowledge the alarm and shall proceed to the alarm site.

3. If the operator on duty does not acknowledge the alarm from the system or the call from the answering service, the auto dialer shall continually page designated employees and supervisors until the alarm is acknowledged. The answering service shall also start calling other employees on duty or off duty until the alarm is acknowledged. Mobil shall furnish a contact list to the answering service containing current contact information, including employees' home phone numbers and pager numbers.

4. When responding to the event, an employee shall reset the alarm, identify the problem, and attempt to isolate it.

5. Field personnel shall inform the supervisor of the situation. Mobil shall implement a spill response if necessary.

6. All fluids entering an emergency pit shall be reported to the Bureau of Land Management ("BLM") in accordance with NTL-3A.

7. All fluids entering an emergency pit shall be emptied from the pit within 48 hours in accordance with BLM Onshore Order #7, unless a longer period is authorized by a BLM Authorized Officer.

8. Mobil shall respond to an alarm as soon as practicable (and within one hour if feasible).

APPENDIX E

Preventative Maintenance and Testing Program at McElmo Creek Unit and Ratherford Unit

In order to implement a preventative maintenance and testing program at the McElmo Creek and Ratherford Units, Mobil uses a program called SAP PM Heavy, which is a computer-based system for maintenance, planning, scheduling, and execution of work activities.

1. The SAP PM Heavy program covers the maintenance of all facilities from the wellhead to the sales point. The facilities include structures, piping, vessels, pumping units, rotating equipment control systems utilities, and processing facilities.

2. The SAP PM Heavy program is applicable to all forms of maintenance activities including regulatory, safety, repair, programmed condition monitoring, inspection, corrective action, and improvements.

3. Mobil shall enter into the program the frequency of each work activity, depending on regulatory requirement, equipment criticality or manufacturers' recommendations, along with the maintenance or testing procedure.

4. Mobil shall query the program monthly to access all jobs that are due for the month.

5. Based on the monthly job list provided by the program, jobs shall be assigned to Mobil's field personnel by their supervisors.

6. All discrepancies found that cannot be corrected immediately shall be input into the program via a work order and prioritized according to criticality.

7. Discrepancies that can be and are corrected immediately shall be noted on the comment section of the procedure so that discrepancies and malfunctions can be tracked and improvements to components can be evaluated or inspection or testing frequencies can be adjusted.

8. New work orders shall be reviewed daily by supervisor(s) and scheduled for completion.

9. Completed regulatory preventative maintenance activities or tests shall be returned to the field Operations Compliance Tech ("OCT").

10. The OCT shall be responsible for ensuring that all preventative maintenance and testing activities are completed as required along with any follow up work that is required.

Table I includes a listing of equipment (by type) that are included in the program, the facility, and the frequency of the activities.

Equipment	Facility	Frequency
Cathodic Protection (CP) inspections on replaced lateral injection lines	**MCU:** All lateral injection lines are under CP **RU:** All high pressure injection laterals are under CP	Annual
ESD Injection Pumps	**MCU & RU Injection Stations suction and discharge of pumps.**	Semi-Annual
Injection system trunk line monitors	**MCU Well sites:** F-11, I-18, I-23, R-09, R-11A **RU Well sites:** 6-14, 7-23, 7-34, 19-21, 19-230	Semi-Annual
ECO buckets (stuffing box leak detectors)	**MCU pumping units:** C-17, D-18, E-18, H-19, H-20, I-21, J-20, K-21, L-22, M-22, M-23, O-23, Q-15, P-18, O-19, N-20, I-11, M-21, I-13, F-16, D-14, J-22, J-12, S-22, Q-23, L-24 **RU pumping units:** 15-32, 15-22, 15-41, 15-42	Quarterly
Loop check for divert valves, pumps, alarms, and call out system	**MCU Section Satellites:** 2, 3, 5, 6, 9, 11, 12, 17, 19, 32, 33 **RU Section Satellites:** 7, 8, 17, 18, 19, 20, 24, 28	Annual
Emergency Pit Inspection	**MCU tank batteries:** 1, 2, 4, 6	Monthly
SPCC inspections (includes berms)		Annual
High pressure shutdowns on pumping units.	**MCU & RU includes all pumping wells.**	Annual
Inspection of flowlines that cross waters of the U.S.	**MCU:** Transfer lines - Section 17, Area 2, Section 6, I-11 test/transfer line, I-12 test/transfer line, S05 Test/composite lines. Flowlines - M-21, M-22, Q-18, P-18, O-19, N-14, K-13, J-14, I-12, H-14, F-14, F-18E-17, E-18, C-17, C-13(TA), B-14 **RU:** Transfer lines - Section 15 production/test lines, Section 15 lines 1/4 mile north of RU well #4, Satellite 19 to Battery 2, Satellites 18 & 24 to Battery 2/injection line Flowlines - 21-23, 21-34, 21-24, 15-33, 13-14, 12-12, 11-41, 12-12, 12-11, 12-41, 12-32, 1-34, 1-14, 12-21,18-22	Annual
Injection system isolation valves	**MCU:** Trunkline 100: 100A, 100B, 100C, 102A, 102B, 102-5A, 104A, 104B Trunkline 200: 200A, 200B, 200-3A, 201A, 202A, 211A, 211B, 2121A, Trunkline 300: 300A, 300B, 300-5A, 300-6A, 300-8A, 301A, 302A, 303A Trunkline 400: 400A, 401A, 402A Trunkline 500: 500A **RU:** High Pressure: 300A, 400A, 400B, 401A, 401B, 402A, 403A, 500A, 504A, 506A, 501-1A, 501-6B Low Pressure: Outside fence on SE side of Ratherford injection station - 100, 200, 300, 400, 500, 600	Annual

APPENDIX F

Root Cause Analysis Program

Root Cause Analysis

A root cause analysis (RCA) methodology is incorporated into the standard operating procedures through the ExxonMobil spill reporting procedures in the McElmo Creek and Ratherford Unit field areas. The RCA methodology provides a structured format for analyzing an event and helps to determine necessary measures to prevent future occurrences. Mobil has chosen the TapRooT® methodology to conduct root cause analyses. The RCA methodology includes the following components:

Step 1 - Notification

The field supervisor shall determine that an investigation is warranted and shall appoint personnel to conduct a root cause analysis for the following incidents:

All spills of oil and/or produced water to land greater than 10 barrels; and

All spills of oil and/or produced water to waters of the U.S. or adjoining shorelines.

Step 2 - Plan Investigation

Once the decision is made to investigate an incident, the investigator shall develop an investigation strategy by using the information initially available to develop a preliminary SnapChart™ (see attachment). This will help the investigator understand what happened, identify areas where more information is needed, and identify conflicting information.

With insight gained from the initial SnapChart™, the investigator or the investigation team shall plan the investigation strategy by:

identifying the key parameters and event times that need to be checked to verify the incident's sequence of events and technical accuracy,

identifying key pieces of evidence (broken parts, logbooks, chart recorders, computer printouts, etc.) that need to be collected and preserved,

requesting copies of the applicable procedures that should have been used during the incident, and

selecting an initial group of individuals for interviews to fill in gaps in the information or to resolve conflicting information.

Step 3 - Collect Information

Collecting information (interviewing people and analyzing physical evidence) is an ongoing process throughout the investigation and crucial to understanding the incident and why it occurred.

Step 4 - Determine Sequence of Events

An investigator or team collects several people's perceptions of what happened during an incident and the problems that were associated with the activities and equipment during an incident. The investigator has to blend these various perceptions into the story of what happened. One technique for doing this is use of the SnapChart™.

A SnapChart™ is a graphic tool. In developing the SnapChart™, the investigator

organizes the information being collected on a graphical chart to better understand it. This organization of the information often causes the re-evaluation of assumptions or facts that conflict with other information. This organization also helps the investigator identify gaps in logic of what happened.

When you have team investigations or if you are interviewing several people at one time, drawing a SnapChart™ together helps facilitate gathering everyone's information and increases the effectiveness of meetings or group interviews. During individual interviews, the investigator may find it helpful to sketch a SnapChart™ with the interviewee to verify his or her verbal communication. The investigator should keep a master SnapChart™ updated as "facts" are verified.

Step 5 - Identify Incident's Causal Factors

Once the sequence of the incident is thoroughly understood, the investigator shall identify all of the factors that, if eliminated, would have prevented the incident from occurring or would have significantly mitigated its consequences. These factors are called causal factors.

Often investigators can identify the causal factors by simply inspecting the SnapChart™ and asking, "If I could remove or correct the problems identified on this chart, which ones would prevent this incident from occurring or make it less severe?" A more formal technique is called Barrier Analysis and is used as an optional approach to identifying the causal factors (which are called "broken barriers" in Barrier Analysis). In the next step, the investigator analyzes each causal factor for its root cause(s) using the TapRooT® Root Cause Tree.

Step 6 - Identify Root Causes

Once the causal factors are identified, the next step is to identify the root causes. This is done using the TapRooT® Root Cause Tree. The TapRooT® Root Cause Tree Dictionary provides questions that help the investigator pinpoint the incident's root causes.

The TapRooT® Root Cause Tree helps an investigator decide which equipment difficulty or human performance related causes need further investigation. It also ensures that experienced investigators consider all potential causes (rather than just concentrating on the ones that they understand the best).

In some cases, the root causes of an incident are impossible to identify. When the TapRooT® Root Cause Tree is used to analyze these difficult cases, the failure to identify the root cause is clear because the investigation stops before the lowest level on the TapRooT® Root Cause Tree is reached.

A particular incident's specific root causes identified using the TapRooT® Root Cause Tree are used in the next two steps to identify programmatic causes and to develop/evaluate corrective actions.

Step 7 - Identify Generic (Programmatic) Causes

The specific causes for a particular incident may stem from more pervasive problems - generic or programmatic causes. For example, if a particular incident is caused by a valve not having a label plate, other incidents may occur because of similar valve labeling problems with different valves. Therefore, the investigator needs to look at each specific cause for a particular incident and decide if a more program-wide weakness exists that needs broader corrective action.

Generic causes can be identified by investigating the pervasive nature of the problem. The pervasive nature of the problem can be determined by the investigator's experience, performing a special programmatic evaluation, or by reviewing previous incident statistics. Mobil employees are trained to examine whether identified causes may impact other processes or issues (e.g., is this a systemic issue?).

Correcting generic problems can have a much broader impact on safety, environmental performance, and reliability since they address whole classes of problems rather than just the specific causes of an incident.

Step 8 - Develop Corrective Action

The specific and generic causes that are identified in Steps 6 and 7 provide a list of problems that require corrective actions to be implemented in a timely manner. If the root cause level was reached in the incident investigation, the corrective actions are usually fairly straightforward to identify. If the investigator could not reach the root cause level, he/she will still need to develop ideas for corrective actions. If the incident has been identified as a repeat of a similar past incident, the investigator should ask if the corrective actions proposed are different from the corrective actions previously tried and why the previous corrective actions failed. Mobil management is actively involved in the incident investigation process as a participating member on the investigation team. The team evaluates the data, develops appropriate corrective actions, and endorses the corrective actions identified by the team.

Step 9 - Report

Based on all of the information and analysis performed up to this point, the investigator shall write a clear, complete Incident Summary Report describing what happened, why it happened, and what needs to be corrected to prevent the incident (or similar incident).

For incidents that require an RCA under Step 1 above, Mobil requires an incident investigation team to be formed within 48 hours of the incident. As part of the RCA process, this team shall develop an Incident Summary Report to document a description of the incident, its root causes, and corrective actions. The investigation team shall assign target dates and responsible parties for implementing the corrective actions. Local supervisors at the McElmo and Ratherford Units shall ensure that the corrective actions are completed in a timely manner.

ATTACHMENT

Develop SnapCharT®

Get Started

- Determine what you are investigating

Define sequence of events

- Identify missing or needed information
- Investigate further to find missing information

Define causal factors



Root Cause Analysis

Analyze each Causal Factor's Root Causes

- Analyze one Causal Factor at a time
- Begin at the top of the Tree and work through the questions to determine what Basic Cause Categories apply
- Examine all of the Basic Cause Categories that apply to determine what root causes apply

Use the *TapRooT® Root Cause Tree® Dictionary* for definitions to all of the questions and root causes on the Root Cause Tree®



APPENDIX G

Compliance Audit

The Clean Water Act (CWA) compliance audit shall be coordinated and led by an Exxon Mobil work group external to the McElmo Creek Unit (MCU) and Ratherford Unit (RU) work areas and shall focus primarily on field area operations. The CWA compliance audit of MCU and RU shall include, to the appropriate degree, a review of the office processes that support the field in managing regulatory compliance in regards to the CWA. The audit shall be conducted by a team that includes personnel from the U.S. Production office, Operations, and other external participants/consultants, as appropriate. The audit shall consist of the following elements:

1. The selected audit team shall become familiar with at least the following at MCU and RU:

   (1) the location of facilities, type of operations, and operating practices;
   (2) strategies and technologies for spill prevention and spill minimization, and related monitoring, recordkeeping, and reporting procedures;
   (3) waste handling and disposal procedures and related testing, recordkeeping, and reporting procedures;
   (4) technical issues that affect the ability of Mobil to comply with environmental requirements at MCU and RU;
   (5) any applicable Clean Water Act requirements as well as permit terms and conditions;
   (6) emergency plans, SPCC Plans, and FRP;
   (7) enforcement history;
   (8) Management expectations, internal communications and control systems, employee education and training requirements and programs, and environmental compliance policies and procedures; and
   (9) past organizational deficiencies that may have led to compliance problems and organizational mechanisms for adapting to new regulations.

2. The audit team shall perform an onsite inspection at both MCU and RU, and shall have access to all units, areas, equipment, and structures at MCU and RU. The audit team shall have access to, and shall have the opportunity to observe and review, operation and maintenance procedures for MCU and RU, and may conduct such tests as needed to determine compliance with the Clean Water Act and its corresponding regulations. The team shall have access to any records that will assist it in determining Mobil's current environmental compliance and in evaluating the environmental management system, including publicly available records maintained by regulatory agencies. The audit team shall have access to, and an opportunity to interview in private, all employees and contractors at MCU and RU. Interviews may be scheduled with key supervisors and/or employees or may be conducted "on the spot" with field and office personnel who work with the management systems.

3. The audit team shall review documentation, interview personnel, and perform site inspections in order to gather information necessary to evaluate compliance with the CWA. Regulatory compliance is measured against federal, state, and local

regulations as well as ExxonMobil guidelines.

4. The audit team shall prepare a draft report of the team's observations and shall identify issues, including both violations of the Clean Water Act or its regulations and any potential compliance problems. Before the audit team leaves, it shall review the draft report with supervisory personnel from the MCU and RU work areas. The MCU and RU work area personnel are expected to work with the audit team to clarify the draft report and/or provide additional information if the observations are not accurate.

5. The audit team lead shall prepare a final Audit Report that will be provided to EPA within one year after the Effective Date. The audit team lead shall also forward a copy of the final Audit Report to the operations manager for the MCU and RU work areas with copies to the production manager, regulatory/safety/OIMS manager, and the respective operations superintendent and lead field supervisor. The final Audit Report shall include a compliance assessment, including: (i) a disclosure of any violations of the Clean Water Act or its regulations and any potential compliance problems; and (ii) a discussion of the effectiveness of operations and maintenance activities.

6. Within one year after the Effective Date and concurrently with the submittal of the final Audit Report to EPA, the audit team lead shall forward an Audit Summary Report to the operations manager for the MCU and RU work areas and to the compliance supervisor. The operations superintendent for the MCU and RU work areas shall distribute the Audit Report and Audit Summary Report to the lead field supervisor and surface/subsurface technical supervisors, if appropriate.

7. Within 30 working days after receiving the Audit Summary Report, the operations superintendent and lead field supervisor shall assign priorities, follow-up responsibilities, and target dates for resolution of the audit issues with assistance from the audit team lead and compliance supervisor. The individuals who are assigned follow-up responsibilities shall provide the audit team lead with feedback in quarterly reports at the end of each quarter on the resolution of each issue as it is addressed and the status of all unresolved issues.



ExxonMobil
Rutherford and McElmo Creek Units
Rutherford Unit Boundary
McElmo Creek Unit Boundary
Principal Reach
Secondary Reach
Stream or River
Public Land Survey System (PLSS) Section Line
1 0 1 2 Miles
N
San Juan River
Allen Canyon
McElmo Creek

APPENDIX I

Aneth Waterline Extension Project

As set forth below and in accordance with the provisions of this Consent Decree, Mobil shall provide for the design and construction of the Aneth waterline extension project on the Navajo Nation in the vicinity of Aneth, San Juan County, Utah. The project will improve the sanitation facilities, including drinking water and wastewater disposal, for 17 homes in the Aneth community in the Aneth Chapter of the Navajo Nation. The project shall consist of the construction of waterline extensions and water service connections for 17 homes, as well as the installation of individual septic tank/drainfield disposal systems for 14 homes, and indoor plumbing for 4 homes. The Indian Health Service ("IHS") will manage the planning, design, and construction of the project. The Navajo Nation Archaeology Department ("NNAD") or the Navajo Engineering and Construction Authority ("NECA") will conduct any archaeological surveys or provide any archaeological reports for the project. NECA will provide construction services for the project. Upon completion of its construction, operation and maintenance of the project will be performed by the Navajo Tribal Utility Authority ("NTUA"). IHS, NNAD, NECA, and NTUA are not parties to this Consent Decree entered into between Mobil and the United States. They have, however, agreed to participate in the project described in this Appendix I by having entered into a separate Memorandum of Agreement ("MOA") with EPA relating to IHS Project No. NA-03-X59, as described in an IHS Project Summary. A copy of the MOA and Project Summary for IHS Project No. NA-03-X59 is attached to this Appendix I.

The project will be completed according to the following schedule:

1. Within 30 days after the Effective Date of the Consent Decree, Mobil shall transfer $327,000 to the IHS.

2. Pursuant to the terms of the MOA for IHS Project No. NA-03-X59, IHS will establish a separate account and maintain a set of accounting records reflecting all transactions using funds received from Mobil for this project. IHS will charge to the project only the costs described in the IHS Project Summary for Project No. NA-03-X59.

3. IHS will designate a Project Manager to manage the project.

4. By December 1, 2004, IHS will complete design of the project.

5. Pursuant to the MOA, IHS will use either NNAD or NECA to conduct any archaeological surveys or provide any archaeological reports necessary prior to commencing construction. NNAD or NECA may be compensated only for actual services provided for Project No. NA-03-X59 as evidenced by itemized invoices submitted to IHS by NNAD or NECA. NECA may use its subcontractor, Complete Archaeological Service Associates, to complete the survey or report.

6. IHS will complete an environmental review prior to commencing construction in accordance with the requirements of the IHS Division of Environmental Health's Environmental Review Manual.

7. IHS will obtain all rights-of-way on and over Navajo Nation lands that in the judgment of IHS may be necessary for the provision and operation of any facilities provided for under this project.

8. Pursuant to the MOA, IHS will make a monetary contribution to NECA to provide all necessary labor, tools, material, equipment, and services for the construction project. IHS will contribute up to $249,000 to NECA to complete this project in accordance with the terms of the MOA for IHS Project No. NA-03-X59. IHS will retain the balance of the funds to pay for other expenses related to the project such as project design, archaeological and environmental review, right-of-way surveying and drafting, project supervision, and support services. If NECA also conducts the archaeological review pursuant to Paragraph 5, IHS will compensate NECA for actual services provided for Project No. NA-03-X59 as evidenced by itemized invoices submitted to IHS by NECA.

9. NECA will commence construction on the project by March 31, 2005, and will complete construction by June 30, 2005. Within 60 days after the construction is completed, IHS and the NTUA will inspect the construction to detect possible construction deficiencies. IHS and NTUA will prepare a punch list of any deficiencies. NECA will correct any deficiencies on the punch list.

10. After any deficiencies are corrected, the operation, maintenance, and repair of the community facilities will become the responsibility of the Navajo Nation and NTUA. The sanitation facilities constructed by NECA pursuant to this project are the property of the Navajo Nation. The Navajo Nation may transfer ownership of on-site water and waste facilities to individual homeowners. Mobil shall not be responsible for the operation, maintenance, or repair of any of the facilities constructed pursuant to this project.

11. IHS will provide training to NTUA on the operation and maintenance of the facilities constructed pursuant to this project by December 1, 2005, and will transfer formal operation of the facilities to NTUA by January 1, 2006.

12. Commencing in the year that IHS receives funds from Mobil and continuing until IHS submits a project completion package pursuant to Paragraph 13, IHS will provide a Semiannual Report to EPA and Mobil on July 30 and January 30 of each year. Each Semiannual Report will contain information on the progress of the project in the preceding calendar half, including an accounting of funds expended and significant events.

13. By February 1, 2007, IHS will submit to EPA and Mobil a project completion package,

including:

A. a Final Report that includes the following information: (i) a "Project History" describing the project as implemented, (ii) a "Construction Experience" describing any problems encountered and the solutions thereto, (iii) a "Summary of Facilities Installed" for the project, and (iv) a description of the "Environmental and Public Health Benefits" of the project; and

B. a complete accounting report, including a summary page, an engineer account for miscellaneous purchases, and NNAD or NECA advances, drawdowns, and obligations with references to specific NNAD or NECA invoices.

14. Pursuant to the terms of the MOA for IHS Project No. NA-03-X59, if the actual costs of planning, design, and construction of the sanitation facilities are less than $327,000, IHS will return to Mobil the difference between actual costs and $327,000 within 10 working days after IHS has submitted the project completion package.

MEMORANDUM OF AGREEMENT
AMONG
THE UNITED STATES OF AMERICA
AND
THE NAVAJO NATION
ARIZONA, NEW MEXICO, AND UTAH
AND
THE NAVAJO ENGINEERING AND CONSTRUCTION AUTHORITY
AND
THE NAVAJO TRIBAL UTILITY AUTHORITY

COMMUNITY WATER SUPPLY AND WASTE DISPOSAL FACILITIES
Aneth Exxon-Mobil Lease Waterline Extension

Aneth Chapter, Navajo Nation
San Juan County, Utah

Indian Health Service
Project No.
NA-03-X59

Public Law 86-121

U.S. Department of Health and Human Services
Public Health Service
Indian Health Service
Office of Environmental Health and Engineering
Division of Sanitation Facilities Construction
Navajo Area Indian Health Service
Window Rock, Arizona

MEMORANDUM OF AGREEMENT
AMONG
THE UNITED STATES OF AMERICA
AND
THE NAVAJO NATION
ARIZONA, NEW MEXICO, AND UTAH
AND
THE NAVAJO ENGINEERING AND CONSTRUCTION AUTHORITY
AND
THE NAVAJO TRIBAL UTILITY AUTHORITY

COMMUNITY WATER SUPPLY AND WASTE DISPOSAL FACILITIES
Aneth Exxon-Mobil Lease Waterline Extension

Aneth Chapter, Navajo Nation
San Juan County, Utah

Indian Health Service
Project No.
NA-03-X59

Public Law 86-121

THIS AGREEMENT is made among the United States of America, acting through the Indian Health Service, Department of Health and Human Services, under and pursuant to the provisions of Public Law 86-121 (73. Stat. 267); and the U.S. Environmental Protection Agency, hereafter referred to as the EPA, acting through the Region 9 Director, Water Division, under and pursuant to the provisions of the Clean Water Act, as amended; and the Navajo Tribe, Navajo Nation, Arizona, New Mexico, and Utah, hereinafter called the Nation, acting through the President of the Nation; and the Navajo Engineering and Construction Authority, an enterprise of the Nation, hereinafter called the NECA, acting through its General Manager; and the Navajo Tribal Utility Authority, an enterprise of the Nation, hereinafter called the NTUA, acting through its General Manager.

WHEREAS, the Nation is desirous of obtaining satisfactory water supply and adequate waste disposal facilities for the Indians in the Navajo Nation; and

WHEREAS, the Aneth Chapter of the Navajo Nation requested assistance under Public Law 86-121 in the construction of community water supply and waste disposal facilities to serve Indian homes within the Aneth Chapter, San Juan County, Utah; and

WHEREAS, the Indian Health Service is desirous of assisting in the construction of sanitation facilities at the aforementioned location as a means of improving the health of the Indians; and

WHEREAS, the Indian Health Service entered into a Memorandum of Understanding on September 12, 1990, with the Navajo Nation Archaeology Department, hereinafter called the NNAD, for the provision of archaeological surveys and reports by the NNAD for rights-of-way on Public Law 86-121 projects within the Navajo Nation; and

WHEREAS, in a settlement of an enforcement action taken on behalf of the U.S. Environmental Protection Agency under the Clean Water Act, United States v. Mobil Exploration and Producing U.S., Inc., Mobil has agreed to provide for the construction of sanitation facilities described in the Project Summary for Project NA-03-X59 for the Aneth Chapter of the Navajo Nation, San Juan County, Utah; and

WHEREAS, the Nation and the NTUA have reviewed and concur with the provisions of the referenced Project Summary.

NOW THEREFORE, in order to carry out the project as set forth in the attached Project Summary entitled, "Community Water Supply and Waste Disposal Facilities, Aneth Exxon-Mobil Lease Waterline Extension", dated June 2003, the parties mutually agree:

1. That the Nation will provide to the Indian Health Service through the NECA:

   A. All necessary labor, tools and equipment to excavate and backfill trenches, install water and sewer mains, laterals, manholes, fire hydrants, water meters, valves, septic tanks, drainfields, interior plumbing, and other appurtenances and to procure and install materials, equipment, and supplies as authorized by the Indian Health Service necessary for the proper installation of facilities within the Aneth Chapter, San Juan County, Utah.

   B. The necessary on-reservation transportation to deliver materials, supplies, and equipment to the project site.

   C. A NECA representative(s) who will supervise the Indian labor supplied by the NECA for this project and to oversee and administer contracts executed by the NECA for this project.

2. That the construction shall be performed by the NECA in accordance with applicable codes and plans and specifications prepared or approved by the Indian Health Service. The Indian

Health Service is responsible for construction inspection, approval of materials, quality control testing, and final acceptance of all work.

3. That the NECA is responsible for job-site safety and for compliance with all applicable Federal health and safety requirements. The Indian Health Service Project Manager may stop work if, in his/her opinion, a safety problem is unresolved by the NECA.

4. That the NECA will make a report to the Director, Division of Sanitation Facilities Construction, Office of Environmental Health and Engineering, Navajo Area Indian Health Service, in writing, of actual expenditures at least once each month. All field expenditures shall be at the direction of and certified by the Indian Health Service Project Manager.

5. That the Indian Health Service will provide, without charge, to the Nation and the NECA:

   A. The necessary engineering services to lay out the facilities within the Aneth Chapter, San Juan County, Utah.

   B. Such equipment, services and skilled labor determined by the Indian Health Service Project Manager to be beyond the normal capability of the NECA to provide.

   C. All the technical direction, plans and specifications for all construction activities included in this project and shall consult with the Nation and the NECA prior to undertaking construction of the project.

6. That it is understood that in the provision of technical assistance and direction to the Nation and NECA, the Indian Health Service cannot act as an agent of the Nation or the NECA on contracts issued by the Nation or the NECA to carry out the construction services stated in Paragraph 1 of this Agreement.

7. That, upon execution of this Agreement and prior to construction start, Mobil shall, within 30 days after the entry of the Consent Decree in United States v. Mobil Exploration and Producing U.S., Inc., transfer to the Indian Health Service funds in the amount of $327,000 to provide for the planning, design, and construction of the water supply and waste water disposal facilities described in the Project Summary developed in accordance with this Agreement, including

necessary support services internal to the Indian Health Service.

8. That to assist the NECA in carrying out its portion of the Project Summary and this Agreement, the Indian Health Service will make contributions to the NECA, not to exceed a total of $249,000, for the full amount of its nonprofit construction costs, including all direct and indirect overhead costs associated with the execution of this project. After execution of this Agreement and after the receipt of the payment mentioned in Paragraph 7, the Indian Health Service will provide to the NECA an initial contribution to establish the project accounting records, to purchase or rent any miscellaneous equipment or material needed to initiate construction, and to set up the project construction yard. This initial contribution will not exceed 25% of the estimated NECA costs for the project. Upon initiation of construction, or upon finalization of the NECA Job Cost Accounting Budget for the project by the NECA and Indian Health Service Project Manager, an additional contribution will be made to the NECA to allow the NECA to proceed with construction without having to borrow funds to cover the cost of the actual construction while the NECA completes, bills for, and is paid for the first two months of work. The amount of this additional contribution will be based on the estimated costs that the NECA will incur in the first sixty days of construction, but in no event shall the first two contributions to the NECA exceed 75% of the estimated NECA construction cost for the project. Contributions beyond the first two contributions will be made based on work actually completed and billed. No work shall be performed or costs incurred by the NECA that would exceed the aforementioned $249,000 Indian Health Service contribution without the concurrence of the Indian Health Service and the execution of an amendment to this Agreement to provide for an increase in the Indian Health Service contribution. Additional Indian Health Service contributions shall be subject to the availability of funds.

9. That the NNAD may provide archaeological surveys and reports in accordance with the Memorandum of Understanding between the Indian Health Service and the Navajo Nation which was executed by its last signature on September 12, 1990. Contributions from the Indian Health Service to the NNAD shall be for actual services provided for Project NA-03-X59 as evidenced by itemized invoices submitted to the Indian Health Service by the NNAD. The not to exceed contribution to the NNAD has not been determined at the writing of this Memorandum of Agreement. If it is determined that the NNAD will perform

archaeological services for this project, the Indian Health Service shall send an exchange letter to the NNAD to set the Indian Health Service not to exceed contribution to the NNAD for this project.

10. That the Nation grants permission for the Indian Health Service, the NECA, the NTUA, and their representatives to enter upon or across Tribal lands in the Navajo Nation for the purpose of carrying out the project outlined in the attached Project Summary and provided for in this Agreement and further will waive all claims which may arise by reason of such entry upon Tribal lands, except for those claims which may be recognized under the Federal Tort Claims Act.

11. That the Indian Health Service will obtain all rights-of-way on or over Tribal lands that in the judgment of the Indian Health Service may be necessary for the provision and operation of any facilities provided for under this Agreement or future agreements that may be entered into in conjunction with this project. Further, the Nation waives any claims against IHS for compensation for said rights-of-way.

12. That the Indian Health Service and its representatives will comply with all applicable Federal and Tribal laws and regulations.

13. That when the community water supply and waste disposal facilities or each operational unit of the community facilities is completed, it will be inspected by the Indian Health Service with representatives of the Nation and the NTUA to detect possible construction deficiencies. A punch list of these deficiencies, if any, will be compiled and agreed on. These deficiencies will be corrected by the responsible construction agency.

14. That when acceptable to all parties, the operation, maintenance and repair responsibilities for the community facilities or operational unit will be assigned to the Nation/NTUA or a Beneficial Use Permit will be issued to the Nation/NTUA and the facilities or operational unit will be started so as to provide services to the consumer. When started, the operation and maintenance of the facilities will become the responsibility of the Nation/NTUA.

15. That all parties understand that the facilities constructed (including equipment, land, and supplies purchased) through the NECA with IHS contributed funds are at no time the property of the IHS, but rather belong to the Nation, which shall operate and maintain such facilities properly, until or

unless transferred to other parties.

A. That, because the IHS will not at any time own the facilities constructed by NECA with NECA procured materials, no formal transfer agreement from the IHS to the Nation may be necessary. The IHS will assist the Nation in developing a transfer document to assign operation, maintenance and repair responsibility for community facilities to the NTUA or the designated operation and maintenance organization, and transfer NECA procured and constructed individual facilities to the individual homeowners.

B. That the Nation shall transfer on-site water and waste facilities to individual homeowners. Upon completion of the construction the homeowners are responsible for operation and maintenance of the facilities. Facilities constructed under this agreement at all times belong to the Nation until transferred to individual homeowners or other parties.

16. That in consideration of the contributions made and maintenance responsibilities undertaken by the Nation, upon completion of the project, the Indian Health Service will prepare a transfer document that will transfer to the Nation, without charge, all rights, title, and interest in materials, supplies, and equipment provided in accordance with Paragraph 5 B. of this Agreement.

17. That in consideration of the contributions made and responsibilities assumed by the Nation and undertaken by the individual Indian residents participating in this project, upon completion of the project, the Indian Health Service will prepare a transfer document that will transfer to the head of each household, without charge, all rights, title, and interest in the individual facilities and appurtenances provided on the premises and in accordance with Paragraph 5 B. of this Agreement.

18. That the Nation or the responsible operation and maintenance organization will properly and efficiently operate, maintain, and repair the community water supply and waste disposal facilities as its own property, so as to keep them in an effective and operating condition. The Indian Health Service shall provide instruction to appropriate Tribal and other officials regarding the proper utilization, maintenance, operation and protection of the water supply and waste disposal facilities constructed under this project.

19. That the Nation will assign to the NTUA, the operation, maintenance and repair responsibility for all community water supply and waste disposal facilities constructed under this project which are extensions to or modifications of existing water supply and waste disposal systems being operated by the NTUA.

20. That the NTUA will accept portions of the community water supply and waste disposal facilities constructed under this project which are extensions to or modifications of existing water and/or sewer systems that the NTUA operates. The NTUA will efficiently and properly maintain and repair said facilities and equipment, as its own property, including the establishment and collection of service charges so as to keep the facilities in an effective and operating condition.

21. That the Indian Health Service will to the extent economically feasible and subject to the availability of funds, provide a one-year warranty on workmanship for all construction performed by the NECA or the Indian Health Service. The one-year warranty period begins when the project (or an operational unit thereof) is put into operation, as defined in Paragraph 14. The Indian Health Service will assist the Nation and/or the NTUA in obtaining warranties from Indian Health Service and NECA vendors and contractors for materials, equipment, and workmanship.

22. That it is important that installation of the facilities provided for herein be completed as soon as is practicable in accordance with the schedule of the Indian Health Service Project Manager.

23. That the Indian Health Service shall designate a Project Manager to manage the project on behalf of the Navajo Nation, as described in this Agreement and the attached Project Summary. The Indian Health Service will provide a schedule for the design and construction phases of the project which will include critical work elements to be accomplished by the Indian Health Service. Commencing in the year that Mobil transfers the $327,000 to the Indian Health Service, the Indian Health Service will provide to the U.S. Environmental Protection Agency and Mobil semiannual status reports, including construction progress and financial expenditures, on July 30 and January 30 of each year. The Indian Health Service will provide copies of the status reports to the Nation and NTUA upon request.

24. The Project Summary developed under this Agreement shall serve

as the Facilities Plan for the proposed facilities and shall include identification of the water supply and wastewater treatment and disposal methods.

25. That the Indian Health Service shall evaluate the alternatives and most-effective solution in accordance with applicable Indian Health Service policies and procedures for compliance with the National Environmental Policy Act.

26. That the Indian Health Service, as manager of the funds, shall establish a separate account and maintain a set of accounting records, reflecting all transactions using funds received from Mobil for this project; that the Indian Health Service shall charge to the project only the costs necessary to plan, design and construct the facilities described in the Project Summary; and that the Indian Health Service shall provide to the Navajo Nation upon request, detailed accounting data relating to costs incurred for the project.

27. That, if the actual costs of planning, design, and construction of the water supply and waste disposal facilities, as described in the Project Summary, are less than the total Mobil funding amount of $327,000, then the difference will be returned to Mobil.

28. That if, on the other hand, at any point while planning, designing and constructing the project, the projection for the cost of proposed water supply and waste disposal facilities exceeds $327,000, then the Indian Health Service will notify the U.S. Environmental Protection Agency and the Nation. No further obligations shall be undertaken by the Indian Health Service beyond the amount of funds available until the project scope has been revised to allow completion within available funds, and the changes have been formalized in an Amendment to this Agreement.

29. That the Indian Health Service shall assure that all expenditures under the Project are in conformance with and necessary to perform the scope of work described in the Project Summary; that upon conclusion of the Project, the Indian Health Service shall provide to the Navajo Nation a comprehensive listing of all expenditures under the project, and the Director, Division of Sanitation Facilities Construction for the Navajo Area Indian Health Service, shall confirm in writing his/her determination that all such expenditures were in conformance with the approved scope of work in the Project Summary.

30. That at the end of the Project, the Indian Health Service shall submit to the Nation, the U.S. Environmental Protection Agency and Mobil a project completion package, including:

    A. A Final Report that includes: a Project History describing the project as implemented; a Construction Experience section describing any problems encountered and the solutions thereto; a Summary of Facilities Installed; and a description of the Environmental and Public Health Benefits of the project.

    B. A complete accounting report, including a summary page, an engineer account for miscellaneous purchases, and NNAD or NECA advances, drawdowns, and obligations with references to specific NNAD or NECA invoices.

31. That each agency will participate as described in the Project Summary. If unexpected circumstances occur which significantly change participation such as inability to perform, greater costs than estimated or changes in scope of work, an amendment to this Agreement will be initiated. Increases in project funding will be subject to the availability of funds from the affected agencies.

32. That, should disputes regarding the provisions of this Agreement occur, the parties to this Agreement will first attempt to resolve those disputes through administrative procedures. If disputes cannot be resolved at the local level, then the next administrative procedure shall be an appeals board established at the Indian Health Service headquarters level. Said appeals board will make a recommendation to the Indian Health Service Director, who will exercise final authority for the Indian Health Service in the administrative review of all disputes.

33. That in the event that actual construction of this project cannot be initiated for any reason by October 1, 2004, the Indian Health Service reserves the right to cancel the project. If the project is cancelled, the Indian Health Service shall provide a Final Report to the Nation, the U.S. Environmental Protection Agency and Mobil within 90 days after the project is cancelled. If the actual costs of the planning, design and construction of the water supply and waste disposal facilities, as described in the Project Summary, are less than the total Mobil funding amount of $327,000, the Indian Health Service shall, within 5 working days after submitting the Final Report, return the difference to Mobil. If the condition which impeded construction is resolved following such cancellation, the Indian Health Service will give high priority to funding the project from

IN WITNESS WHEREOF, the parties hereto have subscribed their names.

FOR THE NAVAJO NATION

Date	President, the Navajo Nation, having been duly authorized to enter into this Agreement on behalf of the Navajo Nation.

FOR THE NAVAJO ENGINEERING AND CONSTRUCTION AUTHORITY

Date	General Manager

FOR THE NAVAJO TRIBAL UTILITY AUTHORITY

Date	General Manager

FOR THE UNITED STATES OF AMERICA

Date	Area Director, Navajo Area Indian Health Service, Department of Health and Human Services
Date	Director, Water Division, Region 9, Environmental Protection Agency

PROJECT SUMMARY

COMMUNITY WATER SUPPLY AND WASTE DISPOSAL FACILITIES
Aneth Exxon-Mobil Lease Waterline Extension

Aneth Chapter, Navajo Nation
San Juan County, Utah

Indian Health Service
Project No.
NA-03-X59

Public Law 86-121

Department of Health and Human Services
Public Health Service
Indian Health Service
Office of Environmental Health and Engineering
Division of Sanitation Facilities Construction
Navajo Area Indian Health Service
Window Rock, Arizona

June 2003

PROJECT SUMMARY

COMMUNITY WATER SUPPLY AND WASTE DISPOSAL FACILITIES
Aneth Exxon-Mobil Lease Waterline Extension

Aneth Chapter, Navajo Nation
San Juan County, Utah

Indian Health Service
Project No.
NA-03-X59

Public Law 86-121

INTRODUCTION

In settlement of a lawsuit brought against the Mobil Exploration and Producing U.S., Incorporated (Mobil) by the U.S. Environmental Protection Agency (EPA) under the Clean Water Act, funds are available from Mobil to provide water service to Aneth Chapter homes in the area of the Mobil oil lease. Seventeen homes in this area have been identified by the Indian Health Service (IHS) as being in need of water and sanitation facilities. These homes can be served by waterline extensions from the existing Aneth Community Water System (CWS).

This proposal recommends installation of 5.4 miles of waterline, domestic plumbing, and individual septic tank/drainfield systems. The total project cost, excluding bathroom additions, is estimated at $327,000. Seventeen homes will benefit from the new facilities, resulting in a unit cost of $19,235 per home. The funds for project NA-03-X59 will come from Mobil and will be transferred directly to the IHS. Bathroom additions will be constructed by the Aneth Chapter.

GENERAL INFORMATION

Aneth is located in southeastern San Juan County, Utah along Utah State Highway 262 and adjacent to the San Juan River, approximately 65 miles northwest of Shiprock, New Mexico (see vicinity map). The Aneth Exxon-Mobil lease area lies east of the town of Aneth and north of Highway 262. This area is within the Shiprock Service Unit of the Navajo Area Indian Health Service.

The terrain in the area is varied, consisting of rolling lowlands, steep canyons, and relatively flat mesa tops. Elevations range from 4,500 to 5,000 feet above sea level. Vegetation consists of western sage, rabbitbrush, snakeweed, and bunch grass. The soil conditions consist of sandstone, fine sandy loams, sandy clay loam, and loamy fine sands. Temperatures range from 10°F in winter to 100°F in summer. The average annual precipitation is 6-8 inches. Average annual lake evaporation is 59 inches.

Employment in the local area is at the Aneth and Montezuma Creek schools, the Montezuma Creek clinic, convenience stores, government offices, and at the local offices of several oil and gas companies including Mobil, Chevron-Texaco, Elkhorn Operating Co., and U.S. Oil & Gas. Some Aneth residents are self-

employed in raising livestock, and some residents commute to Blanding, Utah, Cortez, Colorado, and Shiprock, New Mexico for employment. The housing in the area ranges from modern frame dwellings to traditional hogans and is comparable to other parts of the Navajo Reservation. Growth potential for the Aneth area is approximately 25% over 10 years.

EXISTING SANITATION FACILITIES

Water Supply

The Aneth CWS was constructed under IHS Projects NA-75-108, NA-77-705, NA-77-176, NA-81-291, NA-83-414, NA-83-746, NA-90-995, NA-97-A52, NA-98-312, NA-99-B17, and several Shiprock district scattered projects. The system presently serves 415 homes and is operated by the Navajo Tribal Utility Authority (NTUA). Five separate pressure zones exist. The Upper zone consists of a 100,000 gallon storage tank (North Superior) and two wells, 12T-0700 (Aneth #1) and 12T-0702 (Aneth #2), which are currently producing 100 gallons per minute (gpm) and 80 gpm, respectively. The Lower zone has 100,000 gallon and 70,000 gallon storage tanks (Superior and East Aneth). The Aneth Community School zone is connected to the Lower zone and has a 120,000 gallon elevated storage tank regulated by an altitude valve. The Aneth East zone contains a 100,000 gallon storage tank (Aneth Point). This zone is connected to the Upper zone by a line running across McElmo Creek. Flow to the Aneth East zone is controlled by a solenoid valve. The McCracken Mesa zone consists of a booster station and a 50,000 gallon storage tank (McCracken Mesa). The recommended project will add homes to the Upper and Lower pressure zones. The distribution system consists of approximately 85 miles of 6", 4" and 2" PVC waterlines, with the pressure regulated by seven 2"x3/4" and seven 2"x2"x3/4" pressure reducing valves.

Sewage Disposal

Most homes connected to the Aneth Water System utilize on-site septic tank and drainfield systems to dispose of domestic sewage. The Utah Navajo Development Council (UNDC) housing site and Aneth Chapter compound discharge sewage into a 2-cell, 3-acre lagoon constructed under NA-75-108. Under NA-83-414/746 a 3-cell, 0.9 acre lagoon system was constructed for the 34 unit Housing, Urban and Development (HUD) housing site. Residents without community water use pit privies for waste disposal.

Interior Plumbing

Four of the 17 homes on the proposed project need plumbing improvements.

Solid Waste Disposal

The IHS partially funded a landfill built and operated by San Juan County, Utah located 14 miles northwest of Montezuma Creek. This landfill is available for all Navajo residents of San Juan County. Residents who do not live near the landfill generally dispose of trash by burning.

RECOMMENDED FACILITIES

Water Supply

Water supply facilities to be provided include the construction of approximately 28,300 feet of 6-inch, 4-inch, and 2-inch watermain extensions from the existing Aneth CWS; and connection of 17 homes to the Aneth CWS.

Sewage Disposal

Individual septic tank/drainfield systems will be installed at 14 homes.

Solid Waste Disposal

No solid waste facilities will be provided by this project.

Bathroom Additions and Interior Plumbing

Four of the 17 homes require bathroom additions. The Aneth Chapter will construct bathroom additions, and the IHS will provide plumbing to these homes.

PARTICIPATION

This project will be a cooperative effort of the Navajo Nation, the Aneth Chapter, the IHS and the homeowners. Pursuant to its Clean Water Act settlement with the EPA, Mobil will make a payment of $327,000 to the IHS to cover the full cost of this project, excluding bathroom additions. The IHS will provide engineering design services, special construction materials, and construction supervision for all facilities. The IHS will also obtain all archaeological, environmental, and right-of-way clearances necessary for construction of the facilities. The Aneth Chapter will construct bathroom additions.

The Navajo Nation, through its construction enterprise, the Navajo Engineering and Construction Authority (NECA), will provide all labor, equipment, standard materials, and related services to construct the water supply and waste disposal facilities. The IHS will make a monetary contribution to the NECA for the full amount of the nonprofit cost of construction performed by the NECA.

Sanitation facilities procured and constructed by the NECA with IHS contributed funds are at all times the property of the Navajo Nation. The IHS will assist the Navajo Nation in the preparation of a transfer document. This document will assign operation, maintenance, and repair responsibilities for the community facilities to the operation and maintenance organization currently operating the water system and transfer the NECA procured and constructed individual on-site facilities to the individual homeowners.

Upon completion of this project, ownership of sanitation facilities procured and/or constructed by the IHS will be transferred from the IHS, with ownership of community sanitation facilities being transferred to the Navajo Nation and ownership of individual on-site facilities being transferred to the individual

homeowners.

OPERATION AND MAINTENANCE OF FACILITIES

Upon transfer, the Navajo Nation will assign all operation and maintenance (O&M) responsibilities of the new community facilities to the NTUA.

Individual homeowners will pay a monthly NTUA charge for water and sewer service. The NTUA monthly charge for residential water service consists of a $5.50 service charge plus a commodity charge of $2.20 per 1,000 gallons for the first 3,000 gallons used, and $3.35 per 1,000 gallons for usage in excess of the first 3,000 gallons. For a typical household using 250 gallons per day, the monthly NTUA water service charge would be about $28. Homeowners are also required to pay to the NTUA the customary $10 non-refundable connection fee before water service will be started.

The homeowners will be responsible for the O&M of their individual facilities. It is recommended that the homeowners receiving septic tank systems have their tanks pumped every two to four years, or as necessary.

ENVIRONMENTAL REVIEW

An Environmental Review will be completed prior to construction in accordance with the requirements in the Division of Environmental Health's Environmental Review Manual.

SANITATION DEFICIENCIES

Known sanitation deficiencies for the Aneth Chapter are as follows:

1. Waterline extension to Rockwell Flats, SDS #UT19800-0103 ($901,000)
2. Waterline extensions to homes in central Aneth, SDS #UT19800-1201 ($327,000)
3. Waterline extension to Mail Trail Mesa, SDS #UT19800-1101 ($455,000)
4. Waterline extension to South McCracken Mesa.
5. Cisterns for 10 scattered homes in Aneth, SDS #UT19800-0201 ($110,000)
6. Waterline extension to North Montezuma Creek, SDS#UT19806-0202 ($1,000,000)
7. Upgrades to Montezuma Creek pumphouse #3, SDS #UT19806-0301 ($45,000)
8. Treatment for iron removal at Montezuma Creek well, SDS #UT19806-0101 ($45,000)

This project will address the sanitation needs for item 2 above, reducing the sanitation deficiency level from 5 to 1 for 17 homes.

INDIVIDUAL PROJECT PARTICIPANTS

Table I lists the project participants and their specific project information.

Table I.

Individual Project Participants List
NA-03-X59

Home No.	Homeowner	House Type	First Service	Recommended Facilities Water	Sewer	Solid Waste	Plumbing Required	Addition Required
1.	Lee Jones	E-1	Yes	Yes	Yes	No	No	No
2.	Dempsey Wilson	E-1	Yes	Yes	Yes	No	No	No
3.	Fred James	E-1	Yes	Yes	Yes	No	Yes	Yes
4.	Emmerson Merritt	E-1	Yes	Yes	Yes	No	Yes	Yes
5.	Evelyn Merritt	E-1	Yes	Yes	Yes	No	Yes	Yes
6.	Joseph Merritt	E-1	Yes	Yes	Yes	No	No	No
7.	Valerie Merritt	E-1	Yes	Yes	Yes	No	Yes	Yes
8.	Betty Ann Norton	E-1	Yes	Yes	Yes	No	No	No
9.	Virgie Merritt	E-1	No	Yes	No	No	No	No
10.	Thomas Sakizzie	E-1	Yes	Yes	Yes	No	No	No
11.	Eleanor Benally	E-1	No	Yes	No	No	No	No
12.	Ella Sakizzie	E-1	Yes	Yes	Yes	No	No	No
13.	Andrea Benally	E-1	Yes	Yes	Yes	No	No	No
14.	Pierce Benally	E-1	No	Yes	No	No	No	No
15.	Julia Nakai	E-1	Yes	Yes	Yes	No	No	No
16.	Stanford Sakizzie	E-1	Yes	Yes	Yes	No	No	No
17.	Shirley Joe	E-1	Yes	Yes	Yes	No	No	No

ESTIMATED COST OF RECOMMENDED FACILITIES

Table II lists the estimated costs for the sanitation facilities recommended for the project.

Table II

Estimated Cost of Recommended Facilities
NA-03-X59

Item	Quantity	Unit	Unit Cost	Total Cost
WATER SUPPLY FACILITIES				
ROW Survey and Drafting	28,300	LF	$ 0.12	$ 3,396
Arch Clearance	1	LS	15,000	15,000

(Continued)

Note: E-1 – Existing Home

Table II - Continued

Estimated Cost of Recommended Facilities
NA-03-X59

Item	Quantity	Unit	Unit Cost	Total Cost
WATER SUPPLY FACILITIES - Continued				
Endangered Species Survey	1	EA	$ 2,000	$ 2,000
Stormwater Pollution Prevention	1	JB	5,940	5,940
6-inch Waterline	9,000	LF	3.64	32,760
4-inch Waterline	7,300	LF	2.88	21,024
2-inch Waterline	10,000	LF	1.89	18,900
ROW Clearing	28,300	LF	0.20	5,660
Pressure Testing	28,300	LF	0.11	3,113
Leak Repair	10	EA	185	1,850
Flush Valves	6	EA	270	1,620
Pipeline Crossing	4	EA	212	848
HDPE for Steep Terrain	2,000	LF	10.15	20,300
Road Crossing (open cut)	500	LF	14.06	7,030
Road Boring-waterline (small 8")	200	LF	26.30	5,260
Rock Excavation	1,000	LF	10.95	10,950
1-inch House Service	17	EA	735	12,495
NECA Mgnt. & Crew Support	1	LS	39,000	39,000
TOTAL - WATER SUPPLY FACILITIES				$207,146
SEWAGE DISPOSAL FACILITIES				
Septic Tank - 1,000 gal Concrete	14	EA	$ 877	$ 12,278
Drainfield (infiltrator)	2,520	LF	8.86	22,327
NECA Mgnt. & Crew Support	1	LS	8,300	8,300
TOTAL - SEWAGE DISPOSAL FACILITIES				$ 42,905
PLUMBING FACILITIES				
Interior Plumbing	4	EA	$ 2,175	$ 8,700
TOTAL-PLUMBING FACILITES				$ 8,700

(Continued)

Table II - Continued

Estimated Cost of Recommended Facilities
NA-03-X59

Item	Quantity	Unit	Unit Cost	Total Cost
COST SUMMARY				
TOTAL - WATER SUPPLY FACILITIES				$207,146
TOTAL - SEWAGE DISPOSAL FACILITIES				42,905
TOTAL - PLUMBING FACILITIES				8,700
Construction Subtotal				$258,751
+10% Contingencies				25,875
Subtotal				$284,626
+12% Support Services				34,155
+3% Navajo Nation Tax (Construction Subtotal only)				7,763
TOTAL PROJECT COST				$326,544
TOTAL PROJECT COST (Rounded)				$327,000
Total Cost/Home = $327,000/17				$ 19,235
FUNDING SUMMARY				
Mobil Settlement Payment				$327,000

PROJECT IMPLEMENTATION SCHEDULE

Table III shows target dates for completion of various project stages.

Table III

Project Implementation Schedule
NA-03-X59

Task	Target Completion	
Execution of MOA	October	2003
Design	December	2004
Right-of-Way	January	2005
Construction Start	March	2005
Construction Completion	June	2005
As-Builts	August	2005
O & M Training	December	2005
Transfer	January	2006
Final Report	February	2007

PROJECT SUMMARY

WATER SUPPLY AND WASTE DISPOSAL FACILITIES
Aneth Exxon-Mobil Lease Waterline Extension

Aneth Chapter, Navajo Nation
San Juan County, Utah

Indian Health Service
Project No.
NA-03-X59

Public Law 86-121

Prepared By: ______________________ ______________
Gretchen Cowman — Date
Project Engineer, Division of Sanitation
Facilities Construction
Shiprock Service Unit

Reviewed By: ______________________ ______________
Jim Magnuson, P.E. — Date
District Engineer, DSFC
Shiprock Service Unit

Recommended By: ______________________ ______________
Jeffrey J. Nolte, P.E. — Date
Director, DSFC, Office of Environmental
Health and Engineering

Approved By: ______________________ ______________
Charles O. Dowell, P.E. — Date
Director, OEHE, Navajo Area
Indian Health Service

APPENDIX J

Responsibility for Consent Decree Obligations after Sale or Transfer of the Facility and Passage of the 180-Day Period of Joint and Several Liability

Section		Provision		Defendant Retains / Obligation does not transfer to new owner or operator	Defendant Relieved / Obligation transfers to new owner or operator
	Civil Penalty	§5.	Civil penalty of $515,000 (plus interest) payable to U.S. Treasury.	X	
IV.	Injunctive Relief	§7	Certify installation of 130,000 feet of cement-lined or poly-lined injection distribution lines at MCU.	X	
		§7.a	Maintain lines in good working order, and evaluate integrity of cathodic protection system annually.		X
		§8	Certify: 1) Installation and operation of field pressure monitors on MCU/RU injection distribution systems, 2) Installation and operation of monitoring, alarms, dial-out system and automated injection pump ESD at MCU/RU injection stations, 3) Upgrade of WAG skids at MCU to minimize corrosion, and 4) Replacement of flexible hoses at RU injection wells with steel pipe to provide greater integrity.	X	
		§8.a	Respond to ESD event ASAP (within one hour if feasible).		X
		§8.b	Maintain system in good working order, and inspect semi-annually.		X
		§8.c	Maintain logs of ESD system activation.		X
		§8.d	Identify spill-related ESD activation events as part of semi-annually report.		X
		§9	Install and operate stuffing box leak detectors on MCU/RU producing wells designated in Appendix B.	X	X (for new wells & maintenance of existing wells)
		§9.b	Maintain equipment in good working order, and inspect quarterly.		X
		§9.c	Identify existing and new devices installed as part of semi-annual report.		X
		§10	Certify that 138,775 feet of new MCU flowlines and 6927 feet of new RU flowlines have been installed and operated.	X	
		§10.a	Maintain lines in good working order, and evaluate integrity of cathodic protection system annually.		X

IV. Injunctive Relief (cont.)	§11	Certify installation and operation of pressure monitoring and alarm systems at MCU/RU production transfer systems.	X	
	§11.a	Respond to ESD event ASAP (within one hour if feasible).		X
	§11.b	Maintain system in good working order, and inspect as required in MCU/RU SPCC Plans.		X
	§11.c	Maintain logs when system is activated.		X
	§11.d	Identify spill-related system activation events as part of semi-annual report.		X
	§12	Certify that all emergency pits at MCU/RU operate and maintain the following items in good working order: walls, liners, secondary berming, inlet flow sensors, remote communication equipment and alarms, and bird netting.	X	X (for new pits & maintenance of existing pits)
	§12.a	Respond to sensor indications of fluid flowing into pits.		X
	§12.b	Maintain equipment in good working order, and inspect monthly.		X
	§12.c	Identify new emergency pit constructed as part of semi-annual report.		X
	§13	Submit revised SPCC plans to EPA.	X	
	§14	Implement measures in FRP within six months.	X	
	§15	Implement PM and testing program for isolation valves, alarms, pressure monitoring, and shutdown systems for MCU/RU producing wells, injection distribution system, and production transfer system. PM program shall also include periodic integrity checks of injection lines, flowlines, stuffing box leak detectors, berms, and emergency pits.	X	X (re-implement upon sale or transfer of Facility)
	§15.a	Incorporate PM program into computerized system for maintenance, planning, scheduling, and execution of work activities. Include as part of standard operating procedures.		X
	§15.b	Summarize PM activities as part of semi-annual report.		X
	§16	Conduct root cause analysis for any spill into waters of the US and any spills to land greater than 10 barrels.		X
	§16.a	Include copy of all incident reports in semi-annual report.		X
	§17.a	Ensure personnel are trained for each item noted in §7 through 16. Document content and attendance as part of semi-annual report.		X
	§17.b	Each employee shall participate in annual training for preventing spills, SPCC and FRP requirements, responding to spills, and/or operating equipment required by Consent Decree.		X

IV.	Injunctive Relief (cont.)	§18	Conduct external audit of CWA compliance at MCU/RU within nine months.		X (if sold in <9 months)
		§18.a	Prepare assessment report within one year to describe results of external audit.		X (if sold in <9 months)
		§18.b	Submit Compliance Implementation Plan within 60 days of assessment report.		X (if sold in <9 months)
		§19	Submit quarterly report of any spills threatening to impact waters of the US, and all oil spills greater than one barrel and produced water spills greater than 5 barrels.		X
V.	Supplemental Environmental Project	§20	Construct and implement Supplemental Environmental Project (SEP) for Aneth Waterline Extension.	X	
		§22	Certify SEP cost of $327,000 (payable to Indian Health Services), that project is not otherwise required by law or regulation, that Mobil is not receiving credit for SEP in any other enforcement action, and that Mobil will not receive reimbursement for project costs.	X	
		§23	Submit SEP Completion Report within 30 days of project completion.	X	
		§28	Public statements made by Mobil making reference to SEP must include disclaimer about reason for doing project.	X	
VI.	Compliance Reporting and Record Keeping	§29	Submit to EPA a semi-annual report containing all information required by Consent Decree		X
		§30	Maintain copies of all notices, reports, information, submissions, and records required by Consent Decree		X
VII	Stipulated Penalties	§31	Penalties for late, inaccurate, or incomplete notices or reports.		X
		§32	Penalty for late payment of civil penalty.	X	
		§33	Penalty for non-compliance with injunctive relief items.	X (non-transferable items only)	X
		§34	Penalties for certain oil and produced water spills.		X
		§35	Penalties for non-compliance with SEP provisions.	X	
		§36	Penalties for non-compliance with right of entry provisions		X
VIII.	Right of Entry	§40	EPA has right to enter Facility at all reasonable times.		X
IX.	Force Majeure	§41-46 - All noted provisions.			X
X.	Dispute Resolution	§47-49 - All noted provisions.			X

APPENDIX K

Summary of Post-Complaint Spills

Date	Type of Spill	Amount of Produced Water/Oil Spilled (in barrels)
9-11-99	Produced water/oil	4/5
12-23-99	Produced water/oil	3/12
12-30-01	Produced water	160
9-17-03	Produced water/oil	36.42/4.92